                                                                    Exhibit 10.1

                                                           EXECUTION COUNTERPART


                                 $1,200,000,000

                                CREDIT AGREEMENT

                                      AMONG

                      MASTERCARD INTERNATIONAL INCORPORATED

                             MASTERCARD INCORPORATED

                               THE SEVERAL LENDERS
                        FROM TIME TO TIME PARTIES HERETO

                           SALOMON SMITH BARNEY INC.,
                              AS SOLE LEAD ARRANGER

                                       AND


                                 CITIBANK, N.A.,
                           AS CO-ADMINISTRATIVE AGENT


                              JPMORGAN CHASE BANK,
                           AS CO-ADMINISTRATIVE AGENT


                          J.P. MORGAN SECURITIES, INC.,
                                 AS CO-ARRANGER



                          J.P. MORGAN SECURITIES, INC.,
                               FLEET NATIONAL BANK
                                  HSBC BANK USA

                            AS CO-SYNDICATION AGENTS

                            DATED AS OF JUNE 4, 2002

                                TABLE OF CONTENTS

                                                                                              PAGE
                                                                                              ----
SECTION 1.  DEFINITIONS.....................................................................     1
         1.1      Defined Terms.............................................................     1
         1.2      Other Definitional Provisions.............................................    14

SECTION 2.  AMOUNT AND TERMS OF LOANS.......................................................    14
         2.1      Revolving Credit Commitments..............................................    14
         2.2      Procedure for Revolving Credit Borrowing..................................    15
         2.3      Term Loans................................................................    15
         2.4      Procedure for Term Loan Borrowing.........................................    15
         2.5      Facility Fee..............................................................    16
         2.6      Termination or Reduction of Commitments...................................    16
         2.7      Repayment of Revolving Credit Loans and Term Loans;  Evidence of Debt.....    16
         2.8      Optional Prepayments......................................................    17
         2.9      Conversion and Continuation Options.......................................    17
         2.10     CAF Advances..............................................................    18
         2.11     Procedure for CAF Advance Borrowing.......................................    18
         2.12     CAF Advance Payments......................................................    21
         2.13     Evidence of Debt..........................................................    21
         2.14     Certain Restrictions......................................................    21
         2.15     Minimum Amounts of Tranches...............................................    21
         2.16     Interest Rates and Payment Dates..........................................    22
         2.17     Computation of Interest and Fees..........................................    22
         2.18     Inability to Determine Interest Rate......................................    22
         2.19     Pro Rata Treatment and Payments...........................................    23
         2.20     Swing Line Commitment.....................................................    24
         2.21     Illegality................................................................    26
         2.22     Requirements of Law.......................................................    26
         2.23     Taxes.....................................................................    27
         2.24     Indemnity.................................................................    28
         2.25     Commitment Increases......................................................    29

SECTION 3.  REPRESENTATIONS AND WARRANTIES BY INTERNATIONAL.................................    30
         3.1      Financial Condition.......................................................    30
         3.2      No Change.................................................................    30
         3.3      Corporate Existence; Compliance with Law..................................    30
         3.4      Corporate Power; Authorization; Enforceable Obligations...................    31
         3.5      No Legal Bar..............................................................    31
         3.6      No Material Litigation....................................................    31
         3.7      No Default................................................................    31
         3.8      Ownership of Property; Liens..............................................    31
         3.9      Intellectual Property.....................................................    31
         3.10     No Burdensome Restrictions................................................    32
         3.11     Taxes.....................................................................    32

                                                                                              PAGE
                                                                                              ----
         3.12     Federal Regulations.......................................................    32
         3.13     ERISA.....................................................................    32
         3.14     Investment Company Act; Other Regulations.................................    33
         3.15     Subsidiaries..............................................................    33
         3.16     Purpose of Loans..........................................................    33
         3.17     Environmental Matters.....................................................    33

SECTION 4.  CONDITIONS PRECEDENT............................................................    34
         4.1      Conditions to Initial Loans...............................................    34
         4.2      Conditions to Each Loan...................................................    35

SECTION 5.  AFFIRMATIVE COVENANTS...........................................................    36
         5.1      Financial Statements......................................................    36
         5.2      Certificates; Other Information...........................................    36
         5.3      Payment of Obligations....................................................    37
         5.4      Conduct of Business and Maintenance of Existence..........................    37
         5.5      Maintenance of Property; Insurance........................................    37
         5.6      Inspection of Property; Books and Records; Discussions....................    37
         5.7      Notices...................................................................    38
         5.8      Environment Laws..........................................................    38

SECTION 6.  NEGATIVE COVENANTS..............................................................    39
         6.1      Maintenance of Net Worth..................................................    39
         6.2      Limitation on Liens.......................................................    39
         6.3      Limitation on Fundamental Changes.........................................    40
         6.4      Limitation on Sale of Assets..............................................    41
         6.5      Limitation on Dividends...................................................    41
         6.6      Limitation on Investments, Loans and Advances.............................    42
         6.7      Limitation on Transactions with Affiliates................................    42
         6.8      Limitation on Changes in Fiscal Year......................................    42
         6.9      Limitation on Lines of Business...........................................    42

SECTION 7.  EVENTS OF DEFAULT...............................................................    42

SECTION 8.  THE ADMINISTRATIVE AGENT........................................................    45
         8.1      Appointment...............................................................    45
         8.2      Delegation of Duties......................................................    45
         8.3      Exculpatory Provisions....................................................    45
         8.4      Reliance by Administrative Agent..........................................    45
         8.5      Notice of Default.........................................................    46
         8.6      Non-Reliance on Administrative Agent and Other Lenders....................    46
         8.7      Indemnification...........................................................    47
         8.8      Administrative Agent in Its Individual Capacity...........................    47
         8.9      Successor Administrative Agent............................................    47
         8.10     Substitute Administrative Agent...........................................    47

                                                                                              PAGE
                                                                                              ----
SECTION 9.  CONVERSION PROVISIONS...........................................................    48
         9.1      Guarantee and Assumption of Obligations...................................    48
         9.2      Representations and Warranties............................................    52
         9.3      Additional Covenant.......................................................    56

SECTION 10.  MISCELLANEOUS..................................................................    56
         10.1     Amendments and Waivers....................................................    56
         10.2     Notices...................................................................    57
         10.3     No Waiver; Cumulative Remedies............................................    57
         10.4     Survival of Representations and Warranties................................    58
         10.5     Payment of Expenses and Taxes.............................................    58
         10.6     Successors and Assigns; Participations and Assignments....................    59
         10.7     Adjustments; Set-off......................................................    62
         10.8     Counterparts..............................................................    63
         10.9     Severability..............................................................    63
         10.10    Integration...............................................................    63
         10.11    Termination of Commitments and Swing Line Commitments.....................    63
         10.12    GOVERNING LAW.............................................................    63
         10.13    Submission To Jurisdiction; Waivers.......................................    63
         10.14    Acknowledgements..........................................................    64
         10.15    WAIVERS OF JURY TRIAL.....................................................    64

SCHEDULES
1.1(a)   -        Cash Equivalents
1.1(b)   -        Permitted Investments
1.2      -        Commitments
3.1      -        Interest Rate and Currency Protection
3.6      -        Material Litigation
3.15     -        Subsidiaries
6.2(f)   -        Liens
9.2(o)   -        Inc. Subsidiaries
9.3      -        Dividend Blocks
10.7(b)  -        Fiduciary Accounts

EXHIBITS
A        Form of Revolving Credit Note
B        Form of Term Note
C        Form of Swing Line Note
D-1      Form of CAF Advance Request
D-2      Form of CAF Advance Offer
D-3      Form of CAF Advance Confirmation
D-4      Form of CAF Advance Assignment
E        Form of Swing Line Loan Participation Certificate
F-1      Form of Opinion of General Counsel of Borrower

                                                                         PAGE

F-2      Form of Opinion of General Counsel of Inc.
G        Form of Borrowing Notice
H        Form of Assignment and Acceptance
I        Form of Closing Certificate
J        Form of Compliance Certificate
K-1      Form of New Lender Supplement
K-2      Form of Commitment Increase Supplement
L        Form of Conversion Date Certificate
M        Conversion Date Closing Items

                  CREDIT AGREEMENT, dated as of June 4, 2002 among MASTERCARD INTERNATIONAL INCORPORATED, a Delaware corporation ("International"), MASTERCARD INCORPORATED, a Delaware corporation ("Inc."), the several banks and other financial institutions from time to time parties to this Agreement (the "Lenders"), and CITIBANK, N.A. ("Citibank"), as administrative agent for the Lenders hereunder (Citibank, in its capacity as administrative agent, the "Administrative Agent"), and JPMORGAN CHASE BANK, as back-up administrative agent for the Lenders hereunder (JPMorgan Chase Bank, in its capacity as back-up agent, the "Backup Agent").

                  The parties hereto hereby agree as follows:


                             SECTION 1. DEFINITIONS

                  1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

                  "ABR": a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

                                    (i) the rate of interest announced publicly
                  by Citibank in New York City from time to time as Citibank's base rate; and

                                    (ii) 1.00% per annum above the latest
                  three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average being determined weekly on each Monday (or, if any such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publications shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from three New York certificate of deposit dealers of recognized standing selected by Citibank, in either case adjusted to the nearest 0.25%, or if there is no nearest 0.25%, to the next higher 0.25%; and

                                    (iii) for any day, 0.50% per annum above the
                  Federal Funds Rate in effect on such day;

                  plus for each Term Loan, 0.25%.

                  Each change in any interest rate provided for herein based upon the ABR resulting from a change in the ABR shall take effect at the time of such change in the ABR.

                  "ABR Loans": Revolving Credit Loans and Term Loans hereunder the rate of interest applicable to which is based upon the ABR.

                  "Administrative Agent":  as defined in the preamble hereof.


                                CREDIT AGREEMENT

                  "Administrative Questionnaire": an Administrative Questionnaire in a form supplied by the Administrative Agent.

                  "Affiliate": as to any Person, any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 25% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

                  "Agreement": this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

                  "Applicable Margin": for each LIBOR Loan 0.28% per annum, plus, (i) on each day on which the drawn portion of the aggregate amount of the Commitments (including Swing Line Loans, CAF Advances and Term Loans) exceeds 33% of the aggregate amount of the Commitments as in effect on the Closing Date, 0.10% per annum and (ii) for each Term Loan, 0.25%.

                  "Assignee":  as defined in subsection 10.6(c).

                  "Available Commitment": as to any Lender on any day, an amount equal to the excess, if any, of (a) the amount of such Lender's Commitment over (b) the aggregate of (i) the aggregate principal amount of all Revolving Credit Loans and Term Loans made by such Lender then outstanding and (ii) an amount equal to such Lender's Commitment Percentage of the aggregate principal amount of all Swing Line Loans then outstanding (after giving effect to any repayment of Swing Line Loans on such day).

                  "Backup Agent": as defined in the preamble hereof.

                  "Board": the Board of Governors of the Federal Reserve System of the United States (or any successor).

                  "Borrower": until the Conversion Date, International, and from and after the Conversion Date, Inc.

                  "Borrowing Date": any Business Day specified in a notice pursuant to subsections 2.2, 2.4, 2.11 or 2.20 as a date on which the Borrower requests the Lenders or the Swing Line Lender, as the case may be, to make Loans hereunder.

                  "Business":  as defined in subsection 3.17.

                  "Business Day": a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; provided that when such term is used to describe a day on which a borrowing, payment or interest rate determination is to be made in respect of a LIBOR Loan or a LIBOR CAF Advance, such day shall also be a day on which dealings in foreign currencies and exchange between banks may be carried on in London, England.


                                CREDIT AGREEMENT

                  "CAF Advance": each CAF Advance made pursuant to subsection 2.10.

                  "CAF Advance Availability Period": the period from and including the Closing Date to and including the date which is 7 days prior to the Revolving Credit Termination Date.

                  "CAF Advance Confirmation": each confirmation by the Borrower of its acceptance of CAF Advance Offers, which confirmation shall be substantially in the form of Exhibit D-3 and shall be delivered to the Administrative Agent by facsimile transmission.

                  "CAF Advance Interest Payment Date": as to each CAF Advance, each interest payment date specified by the Borrower for such CAF Advance in the related CAF Advance Request.

                  "CAF Advance Maturity Date": as to any CAF Advance, the date specified by the Borrower pursuant to subsection 2.11(a) in its acceptance of the related CAF Advance Offer.

                  "CAF Advance Offer": each offer by a Lender to make CAF Advances pursuant to a CAF Advance Request, which offer shall contain the information specified in Exhibit D-2 and shall be delivered to the Administrative Agent by telephone, immediately confirmed by facsimile transmission.

                  "CAF Advance Request": each request by the Borrower for Lenders to submit bids to make CAF Advances, which request shall contain the information in respect of such requested CAF Advances specified in Exhibit D-1 and shall be delivered to the Administrative Agent in writing, by facsimile transmission, or by telephone, immediately confirmed by facsimile transmission.

                  "Capital Lease": as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person.

                  "Capitalized Lease Obligations": all obligations under Capital Leases of any Person, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

                  "Capital Stock": any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

                  "Cash Equivalents": (i) cash equivalents in existence on March 31, 2002 as set forth on Schedule 1.1(a) (and, in the case of any such cash equivalents described on Schedule 1.1(a), any replacement of any such cash equivalents with substantially the same investment), (ii) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more


                                CREDIT AGREEMENT
         than one year from the date of acquisition, (iii) Dollar denominated time deposits, certificates of deposit and bankers acceptances of any Lender or any bank whose short-term commercial paper rating from Standard & Poor's Corporation ("S&P") is at least A-1 or the equivalent thereof or from Moody's Investors Service, Inc. ("Moody's") is at least P-1 or the equivalent thereof (any such bank, an "Approved Bank"), with maturities of not more than one year from the date of acquisition, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the type described in clause (ii) entered into with an Approved Bank, (v) commercial paper issued by, or guaranteed by, any Approved Bank or by the parent company of any Approved Bank or commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's, or issued by, or guaranteed by, any industrial or financial company with a long term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody's, respectively, and in each case maturing within one year after the date of acquisition and (vi) any fund or funds making substantially all of their investments in investments of the type described in clauses (i) through (v) above.

                  "C/D Assessment Rate": for any day as applied to any loan the interest rate applicable to which is based upon the ABR, the annual assessment rate in effect on such day which is payable by a member of the Bank Insurance Fund maintained by the Federal Deposit Insurance Corporation (the "FDIC") classified as well-capitalized and within supervisory subgroup "B" (or a comparable successor assessment risk classification) within the meaning of 12 C.F.R. Section 327.4 (or any successor provision) to the FDIC (or any successor) for the FDIC's (or such successor's) insuring time deposits at offices of such institution in the United States.

                  "C/D Reserve Percentage": for any day as applied to any loan the interest rate applicable to which is based upon the ABR, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board, for determining the maximum reserve requirement for a Depositary Institution (as defined in Regulation D of the Board) in respect of new non-personal time deposits in Dollars having a maturity of 30 days or more.

                  "Citibank": as defined in the preamble hereof.

                  "Closing Date": the date on which the conditions precedent set forth in subsection 4.1 shall be satisfied.

                  "Code": the Internal Revenue Code of 1986, as amended from time to time.

                  "Commitment": as to any Lender, the obligation of such Lender to make Revolving Credit Loans and Term Loans to the Borrower hereunder in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lenders name on Schedule 1.2, as such amount may be reduced or increased from time to time in accordance with the provisions of this Agreement.

                  "Commitment Increase Offer": as defined in subsection 2.25(a).


                                CREDIT AGREEMENT

                  "Commitment Increase Supplement": as defined in subsection 2.25(c).

                  "Commitment Percentage": as to any Lender at any time, the percentage which such Lender's Commitment then constitutes of the aggregate Commitments (or, at any time after the Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender's Revolving Credit Loans and Term Loans then outstanding constitutes of the aggregate principal amount of the Revolving Credit Loans and Term Loans then outstanding).

                  "Commitment Period": the period from and including the date hereof to but not including the Revolving Credit Termination Date or such earlier date on which the Commitments shall terminate as provided herein.

                  "Commonly Controlled Entity": an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under
         Section 414 of the Code.

                  "Consolidated Net Income": shall mean, as at date for determination thereof, consolidated net income of the Borrower and its Subsidiaries, determined in accordance with GAAP.

                  "Consolidated Net Worth": for any Person and as at any date of determination, the members' or stockholders' equity of such Person, as the case may be, as determined in accordance with GAAP and as would be reflected on a consolidated balance sheet of such Person prepared as of such date.

                  "Contractual Obligation": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is legally bound.

                  "Conversion": collectively, the transactions pursuant to which the Borrower will merge with MasterCard Merger Sub, Inc., a wholly-owned subsidiary of Inc., with the Borrower being the surviving entity in such merger, and the transactions directly relating thereto, all substantially as described in the Form S-4.

                  "Conversion Date": the date on which the Administrative Agent shall notify the Borrower that it has received each of the documents specified in Exhibit M.

                  "Conversion Date Certificate": a certificate of Inc. and International, substantially in the form of Exhibit L.

                  "Declined Amount":  as defined in subsection 2.25(a).

                  "Declining Lender":  as defined in subsection 2.25(a).

                  "Default": any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.


                                CREDIT AGREEMENT

                  "Dollars" and "$": dollars in lawful currency of the United States.

                  "Domestic Subsidiary": any Subsidiary organized under the laws of any jurisdiction within the United States of America.

                  "Environmental Laws": any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

                  "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

                  "Eurocurrency Reserve Requirements": for any day as applied to a LIBOR Loan or a LIBOR CAF Advance, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board) maintained by a member bank of such system.

                  "Event of Default": any of the events specified in Section 7, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

                  "Executive Incentive Compensation Plan": as described in the annual report of the Borrower.

                  "Federal Funds Rate": for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average of the quotations received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent.

                  "Fixed Rate CAF Advance Request": any CAF Advance made pursuant to a Fixed Rate CAF Advance Request.

                  "Fixed Rate CAF Advance": any CAF Advance Request requesting the Lenders to offer to make CAF Advances at a fixed rate of interest (as opposed to a rate composed of the London Interbank Offered Rate plus (or minus) a margin).


                                CREDIT AGREEMENT

                  "Foreign Subsidiary": as to any Person, any Subsidiary of such Person organized under the laws of any jurisdiction outside the United States.

                  "Form S-4": Post-Effective Amendment No. 2 to the Form S-4 registration statement of Inc. as filed with the Securities and Exchange Commission on May 7, 2002 in connection with the transactions described in the definitions of "Conversion" and "Integration".

                  "GAAP": generally accepted accounting principles in the United States in effect from time to time.

                  "Governmental Authority": any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                  "Guarantee": as to any Person (the "guaranteeing person"), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and
         (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

                  "Guaranteed Obligations":  as defined in Section 9.

                  "Guarantor": from and after the Conversion Date, International.

                  "Indebtedness": as to any Person, (a) all indebtedness of such Person for borrowed money, (b) the deferred purchase price of assets or services which in


                                CREDIT AGREEMENT
         accordance with GAAP would be shown on the liability side of the balance sheet of such Person, (c) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (d) all Indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such Indebtedness has been assumed, (e) all Capitalized Lease Obligations of such Person, (f) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted, e.g., take-or-pay and similar obligations, (g) all obligations of such Person under Interest Rate Agreements, and (h) without duplication, all Guarantees of such Person, provided that Indebtedness shall not include trade payables and accrued expenses relating to employees, in each case arising in the ordinary course of business.

                  "Insolvency": with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

                  "Insolvent": pertaining to a condition of Insolvency.

                  "Integration": collectively, the transactions pursuant to which Inc. shall acquire Europay International S.A., a Belgian corporation, and the transactions directly relating thereto, all substantially as described in the Form S-4.

                  "Interest Payment Date": (a) as to any Loan the rate of interest applicable to which is based upon the ABR, the last day of each March, June, September and December, on the Revolving Credit Termination Date and on the Termination Date, (b) as to any LIBOR Loan or LIBOR CAF Advance having an Interest Period of three months or less, or any Fixed Rate CAF Advance having an Interest Period of 90 days or less, the last day of such Interest Period and (c) as to any LIBOR Loan or any Fixed Rate CAF Advance having an Interest Period longer than three months or 90 days, respectively, each day which is three months or 90 days, respectively, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period.

                  "Interest Period":  (a) with respect to any LIBOR Loan:

                                    (i) initially, the period commencing on the
                  borrowing or conversion date, as the case may be, with respect to such LIBOR Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

                                    (ii) thereafter, each period commencing on
                  the last day of the next preceding Interest Period applicable to such LIBOR Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

                  (b) with respect to any CAF Advance, the period specified in the CAF Advance Confirmation with respect to such CAF Advance;


                                CREDIT AGREEMENT
         provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

                           (A) if any Interest Period would otherwise end on a
                  day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of LIBOR Loans or LIBOR CAF Advances, the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

                           (B) any Interest Period that would otherwise extend
                  beyond the Revolving Credit Termination Date or beyond the date final payment is due on the Term Loans shall end on the Revolving Credit Termination Date or such date of final payment, as the case may be; and

                           (C) any Interest Period pertaining to a LIBOR Loan or
                  a LIBOR CAF Advance that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

                  "Interest Rate Agreement": any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate futures contract, interest rate option contract or other similar agreement or arrangement designed to protect any Person against fluctuations in interest rates.

                  "International": MasterCard International Incorporated, a Delaware corporation and, until the Conversion Date, the Borrower.

                  "LIBOR CAF Advance": any CAF Advance made pursuant to a LIBOR CAF Advance Request.

                  "LIBOR CAF Advance Request": any CAF Advance Request requesting the Lenders to offer to make CAF Advances at an interest rate equal to the London Interbank Offered Rate plus (or minus) a margin.

                  "LIBOR Loans": Revolving Credit Loans and Term Loans hereunder the rate of interest applicable to which is based upon the London Interbank Offered Rate.

                  "Lien": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Capital Lease having substantially the same economic effect as any of the foregoing).

                  "Loan": any Revolving Credit Loan, Term Loan, CAF Advance or Swing Line Loan made by any Lender pursuant to this Agreement.

                  "Loan Documents": this Agreement and any Notes issued hereunder.


                                CREDIT AGREEMENT

                  "London Interbank Offered Base Rate": with respect to each day during each Interest Period pertaining to a LIBOR Loan or a LIBOR CAF Advance, the rate appearing on Page 3750 of the Telerate Service (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 A.M., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the "London Interbank Offered Base Rate" with respect to such LIBOR Loan or LIBOR CAF Advance for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of Citibank in immediately available funds in the London interbank market at approximately 11:00 A.M., London time, two Business Days prior to the commencement of such Interest Period.

                  "London Interbank Offered Rate": with respect to each day during each Interest Period pertaining to a LIBOR Loan or a LIBOR CAF Advance, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                       London Interbank Offered Base Rate
                    ----------------------------------------
                    1.00 - Eurocurrency Reserve Requirements

                  "Margin Stock": margin stock within the meaning of Regulation
         U.

                  "Material Adverse Effect": a material adverse effect on (a) the business, assets, operations, property or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole (it being understood that a settlement failure by one or more members of International, in and of itself, shall not be deemed an event, development or circumstance that has a "Material Adverse Effect") or
         (b) the validity or enforceability of this or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

                  "Materials of Environmental Concern": any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

                  "Multiemployer Plan": a Plan which is a multiemployer plan as defined in Section 4001 (a)(3) of ERISA.

                  "New Lender": as defined in subsection 2.25(b).

                  "New Lender Supplement": as defined in subsection 2.25(b).

                  "Non-Excluded Taxes": as defined in subsection 2.23.


                                CREDIT AGREEMENT

                  "Notes": the collective reference to the Revolving Credit Notes, the Term Notes and the Swing Line Note.

                  "Participant": as defined in subsection 10.6(b).

                  "PRGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

                  "Permitted Investments": (a) investments in Cash Equivalents;
         (b) investments in existence on the date of this Agreement and disclosed in the financial statements previously delivered to the Administrative Agent and the Lenders and as set forth on Schedule 1.1
         (b) (and, in the case of any investments described on Schedule 1.1 (b), any replacement of any such investment with substantially the same investment in no greater amounts); (c) investments in, or extensions of credit to, any Subsidiary by the Borrower or by any Subsidiary, subject to the limitations set forth in subsection (m) below, including any investment made to acquire such Subsidiary; (d) investments in, or extensions of credit to, the Borrower by any existing or future Subsidiary of the Borrower; (e) sales of goods or services on trade credit terms in the ordinary course of business; (f) loans and advances to employees in the ordinary course of business; (g) loans or advances to vendors or contractors of the Borrower in the ordinary course of business; (h) lease, utility and other similar deposits in the ordinary course of business; (i) stock, obligations or securities received in the ordinary course of business in settlement of debts owing to the Borrower or a Subsidiary as a result of foreclosure, perfection or enforcement of any Lien, or in connection with good faith settlement of delinquent obligations owing to the Borrower or a Subsidiary; (j) investments in partnerships or joint ventures engaged in a business related to that engaged in by the Borrower on the date of this Agreement and investments in other entities engaged in the development or production of new technologies directly related to the businesses engaged in by the Borrower and its Subsidiaries on the date of this Agreement, which investments do not exceed an aggregate amount at any time outstanding of 25% of the total assets of the Borrower and its consolidated Subsidiaries; (k) investments in securities of member banks by the Borrower pursuant to the Executive Incentive Compensation Plan in an aggregate amount not to exceed at any time outstanding not more than 15% of the total assets of the Borrower and its consolidated Subsidiaries; (l) investments or assumed Indebtedness under Interest Rate Agreements and currency exchange and protection agreements entered into in the ordinary course of business; and (m) in addition to Permitted Investments described in the foregoing clauses (a) through
         (l), investments in an aggregate amount not to exceed an amount equal to 20% of the total assets of the Borrower and its consolidated Subsidiaries at any one time outstanding, provided that after the Conversion Date the aggregate amount of investments by International and its Subsidiaries in Subsidiaries of Inc. that are not also Subsidiaries of International and investments in other third parties shall not exceed an amount equal to 20% of the total assets of International and its consolidated Subsidiaries at any one time outstanding.

                  "Person": an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.


                                CREDIT AGREEMENT

                  "Plan": at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

                  "Project": collectively, one or more transactions pursuant to which International or, from and after the Conversion Date, Inc. (i) contributes certain of its assets, employees and business operations (which are expected to relate principally, but not exclusively, to its Global Technology Operations group) to, from and after the Conversion Date in the case of Inc., one or more direct or indirect wholly-owned Subsidiaries of Inc. and, in the case of International, one or more direct or indirect wholly-owned Subsidiaries of International, which Subsidiaries may be organized as corporations or limited liability companies under the laws of any state of the United States, and thereafter enters into arrangements for the provision of certain services by such Subsidiary or Subsidiaries; and/or (ii) from and after the Conversion Date in the case of Inc., forms one or more direct or indirect wholly-owned Subsidiaries of Inc. and, in the case of International, forms one or more direct or indirect wholly-owned Subsidiaries of International that are engaged in the business of providing captive insurance services, to which Inc. or International, as the case may be, contributes certain assets (which are expected to relate initially to the Cirrus brand and business) and Indebtedness, among other things, and from which the Inc. or International, as the case may be, obtains certain insurance services, together with one or more direct or indirect wholly-owned Subsidiaries that will act as holding companies for the Subsidiary or Subsidiaries engaged in the provision of captive insurance services; provided, however, that neither International or, from and after the Conversion Date, Inc., nor any of their Subsidiaries shall incur any Indebtedness (other than Indebtedness owed exclusively to International or, from and after the Conversion Date, Inc., or another direct or indirect wholly-owned Subsidiary of the International or Inc., as the case may be) as a result of, or in connection with, the Project.

                  "Properties":  as defined in subsection 3.17.

                  "Register":  as defined in subsection 10.6(e).

                  "Regulation U": Regulation U of the Board as in effect from time to time.

                  "Reorganization": with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of
         Section 4241 of ERISA.

                  "Reportable Event": any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .22, .23, .25, .27 or .28 of PBGC Reg. Section 4043.

                  "Required Lenders": at any time, Lenders the Commitment Percentages of which aggregate more than 50%.

                  "Requirement of Law": as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental


                                CREDIT AGREEMENT

         Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

                  "Responsible Officer": the chief executive officer and president or the executive vice president, global resources of the Borrower or, with respect to financial matters, the chief financial officer or the treasurer of the Borrower.

                  "Revolving Credit Loans":  as defined in subsection 2.1.

                  "Revolving Credit Note":  as defined in subsection 2.7(e).

                  "Revolving Credit Termination Date": June 3, 2003 or such earlier date as the Commitments shall terminate pursuant to the terms hereof; provided that if said date is not a Business Day, the Revolving Credit Termination Date shall be the immediately preceding Business Day.

                  "Single Employer Plan": any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

                  "Subsidiary": as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower. Upon the occurrence of the Conversion Date, International shall be a Subsidiary of Inc.

                  "Swing Line Commitment": the Swing Line Lender's obligation to make Swing Line Loans pursuant to subsection 2.20.

                  "Swing Line Lender": Citibank in its capacity as provider of the Swing Line Loans.

                  "Swing Line Loan Participation Certificate": a certificate in substantially the form of Exhibit E.

                  "Swing Line Loans": as defined in subsection 2.20(a).

                  "Swing Line Note": as defined in subsection 2.20(b).

                  "Term Loans": as defined in subsection 2.3.

                  "Term Note": as defined in subsection 2.7(e).

                  "Termination Date": the date that is the first anniversary of the Revolving Credit Termination Date.


                                CREDIT AGREEMENT

                  "Tranche": the collective reference to LIBOR Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such loans shall originally have been made on the same day); Tranches may be identified as "LIBOR Tranches".

                  "Transferee":  as defined in subsection 10.6(g).

                  "Type": as to any Revolving Credit Loan or Term Loan, its nature as an ABR Loan or a LIBOR Loan.

                  "United States":  the United States of America.

                  1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Notes or any certificate or other document made or delivered pursuant hereto.

                  (b) As used herein and in any Notes, and any certificate or other document made or delivered pursuant hereto, accounting terms relating to the Borrower and its Subsidiaries not defined in subsection 1.1 and accounting terms partly defined in subsection 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

                  (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

                  (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

                  (e) The words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.


                      SECTION 2. AMOUNT AND TERMS OF LOANS

                  2.1 Revolving Credit Commitments. (a) Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans ("Revolving Credit Loans") to the Borrower from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding, when added to such Lender's Commitment Percentage of all outstanding Swing Line Loans, not to exceed the amount of such Lender's Commitment, provided that the aggregate principal amount of all Loans outstanding at any time shall not exceed the aggregate amount of the Commitments at such time. During the Commitment Period the Borrower may use the Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.

                  (b) The Revolving Credit Loans may from time to time be LIBOR Loans, ABR Loans, or a combination thereof, as determined by the Borrower and notified to the Administrative Agent in accordance with subsections 2.2 and 2.9.


                                CREDIT AGREEMENT

                  2.2 Procedure for Revolving Credit Borrowing. The Borrower may borrow under the Commitments during the Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, (a) three Business Days prior to the requested Borrowing Date, if all or any part of the requested Revolving Credit Loans are to be initially LIBOR Loans, or (b) on the same Business Day of the requested Borrowing Date, otherwise), specifying (i) the amount to be borrowed, (ii) the requested Borrowing Date, (iii) whether the borrowing is to be of LIBOR Loans, ABR Loans, or a combination thereof and (iv) if the borrowing is to be entirely or partly of LIBOR Loans, the respective amounts of each such Type of Revolving Credit Loan and the respective lengths of the initial Interest Periods therefor. Each borrowing under the Commitments shall be in an amount equal to at least $10,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if the then aggregate Available Commitments are less than $10,000,000, such lesser amount). Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in subsection 10.2 prior to 2:00 P.M., New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

                  2.3 Term Loans. The Revolving Credit Loans outstanding at the close of business New York City time on the Revolving Credit Termination Date shall, at the option of the Borrower, subject to Section 4.2, be converted on such date into term loans (the "Term Loans") to the Borrower. The Term Loans may from time to time be (a) LIBOR Loans, (b) ABR Loans or (c) a combination thereof, as determined by the Borrower and notified to the Administrative Agent in accordance with subsections 2.4 and 2.9.

                  2.4 Procedure for Term Loan Borrowing. The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, (a) three Business Days prior to the Revolving Credit Termination Date, if all or any part of the Term Loans are to be initially LIBOR Loans or (b) one Business Day prior to the Revolving Credit Termination Date, otherwise) requesting that the Lenders make the Term Loans on the Revolving Credit Termination Date and specifying (i) the amount to be borrowed, (ii) whether the Term Loans are to be initially LIBOR Loans, ABR Loans or a combination thereof, and (iii) if the Term Loans are to be entirely or partly LIBOR Loans the respective lengths of the initial Interest Periods therefor. Upon receipt of such notice the Administrative Agent shall promptly notify each Lender thereof. The aggregate principal amount of the Term Loans shall be equal to the aggregate principal amount of the Revolving Credit Loans outstanding at the close of business New York City time on the Revolving Credit Termination Date and the Term Loans shall be deemed to have been made at such time without any payments being made by the Lenders. Promptly after the making of its Term Loan each Lender shall mark any Revolving Credit Note held by it "cancelled" and deliver the same to the Borrower.


                                CREDIT AGREEMENT

                  2.5 Facility Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee for the period from and including the first day of the Commitment Period to the Termination Date, computed at the rate of .07% per annum on (i) the average daily Commitment of such Lender, whether or not utilized, from and including the first day of the Commitment Period until the Revolving Credit Termination Date, and on (ii) the outstanding principal amount of the Term Loans of such Lender, if any, thereafter. Such facility fee shall be payable quarterly in arrears on the last day of each March, June, September and December, on the Revolving Credit Termination Date or such earlier date as the Commitments shall terminate as provided herein and on the Termination Date, commencing on the first of such dates to occur after the date hereof.

                  2.6 Termination or Reduction of Commitments. The Borrower shall have the right, upon not less than five Business Days' notice to the Administrative Agent, to terminate the Commitments or, from time to time, to reduce the amount of the Commitments, provided that after giving effect to such termination or reduction, the aggregate outstanding principal amount of the Loans shall not exceed the aggregate Commitments. Any such reduction shall be in an amount equal to $10,000,000 or a whole multiple of $1,000,000 in excess thereof and shall reduce permanently the Commitments then in effect. Termination of the Commitments shall also terminate the obligation of the Lenders to make the Term Loans.

                  2.7 Repayment of Revolving Credit Loans and Term Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender (i) the then unpaid principal amount of each Revolving Credit Loan of such Lender on the Revolving Credit Termination Date (or such earlier date on which the Revolving Credit Loans become due and payable pursuant to Section 7), and (ii) the principal amount of the Term Loan of such Lender on the Termination Date (or the then unpaid principal amount of such Term Loan, on the date that the Term Loans become due and payable pursuant to Section 7). The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Revolving Credit Loans and Term Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in subsection 2.16.

                  (b) Each Lender shall maintain in accordance with its usual practice appropriate records evidencing indebtedness of the Borrower to such Lender resulting from each Revolving Credit Loan and Term Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

                  (c) The Administrative Agent shall maintain the Register pursuant to subsection 10.6(e), and a record therein for each Lender, in which shall be recorded (i) the amount of each Revolving Credit Loan and Term Loan made hereunder, the Type thereof and each Interest Period applicable thereto,
(ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender's share thereof.

                  (d) The entries made in the Register and the records of each Lender maintained pursuant to subsection 2.7(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the


                                CREDIT AGREEMENT

Register or any such record, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Revolving Credit Loans and Term Loans made to such Borrower by such Lender in accordance with the terms of this Agreement.

                  (e) The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender (i) a promissory note of the Borrower evidencing the Revolving Credit Loans of such Lender, substantially in the form of Exhibit A attached hereto with appropriate insertions as to date and principal amount (a "Revolving Credit Note"), and/or (ii) a promissory note of the Borrower evidencing the Term Loan of such Lender, substantially in the form of Exhibit B with appropriate insertions as to date and principal amount (a "Term Note").

                  2.8 Optional Prepayments. The Borrower may at any time and from time to time prepay the Revolving Credit Loans or the Term Loans, in whole or in part, without premium or penalty (subject to Section 2.24), upon at least two Business Days' irrevocable notice to the Administrative Agent, if such prepayment is to be applied in whole or in part to LIBOR Loans, and upon same day notice otherwise (which notices shall be made on the relevant day not later than 10:00 A.M., New York City time), specifying the date and amount of prepayment and whether the prepayment is of LIBOR Loans, or a combination of LIBOR and ABR Loans, and, if of a combination thereof, the amount allocable to each; in the case of ABR Loans, notice shall be same day. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any accrued interest to such date on the amount prepaid and any other amounts payable pursuant to subsection 2.24. Amounts prepaid on account of the Term Loans may not be reborrowed. Partial prepayments shall be in an aggregate principal amount of $10,000,000 or a whole multiple of $1,000,000 in excess thereof. The Borrower shall not have the right to prepay any principal amount of any CAF Advance except as provided in subsection 2.12(a). Prepayments of any Swing Line Loan shall be as provided in subsection 2.20(a).

                  2.9 Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert LIBOR Loans to ABR Loans, by giving the Administrative Agent at least three Business Days' prior irrevocable notice of such election, provided that any such conversion of LIBOR Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to LIBOR Loans by giving the Administrative Agent at least three Business Days' prior irrevocable notice of such election. Any such notice of conversion to LIBOR Loans shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. All or any part of outstanding LIBOR Loans and ABR Loans may be converted as provided herein, provided that (i) no Revolving Credit Loan or Term Loan may be converted into a LIBOR Loan when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined that such a conversion is not appropriate, and (ii) no Swing Line Loan may be converted into a loan that bears interest at any rate other than the ABR.

                  (b) Any LIBOR Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving notice to the Administrative Agent, in accordance with the applicable provisions of the term "Interest Period" set forth in


                                CREDIT AGREEMENT
subsection 1.1, of the length of the next Interest Period to be applicable to such Revolving Credit Loans, provided that no LIBOR Loan may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined that such a continuation is not appropriate; and provided, further, that if the Borrower shall fail to give such notice or if such continuation is not permitted such Revolving Credit Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period.

                  2.10 CAF Advances. Subject to the terms and conditions of this Agreement, the Borrower may borrow CAF Advances from time to time on any Business Day during the CAF Advance Availability Period. CAF Advances may be borrowed in amounts such that the aggregate principal amount of all Loans outstanding at any time shall not exceed the aggregate amount of the Commitments at such time. Within the limits and on the conditions hereinafter set forth with respect to CAF Advances, the Borrower from time to time may borrow, repay and reborrow CAF Advances.

                  2.11 Procedure for CAF Advance Borrowing. (a) The Borrower shall request CAF Advances by delivering a CAF Advance Request to the Administrative Agent, not later than 12:00 Noon (New York City time) four Business Days prior to the proposed Borrowing Date (in the case of a LIBOR CAF Advance Request), and not later than 10:00 A.M., New York City time, one Business Day prior to the proposed Borrowing Date (in the case of a Fixed Rate CAF Advance Request). Each CAF Advance Request in respect of any Borrowing Date may solicit bids for CAF Advances on such Borrowing Date in an aggregate principal amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and having not more than three alternative CAF Advance Maturity Dates. The CAF Advance Maturity Date for each CAF Advance shall be the date set forth therefor in the relevant CAF Advance Request, which date shall be (i) not less than 7 days nor more than 60 days after the Borrowing Date therefor, in the case of a Fixed Rate CAF Advance, (ii) one or two months after the Borrowing Date therefor, in the case of a LIBOR CAF Advance and (iii) not later than the Revolving Credit Termination Date, in the case of any CAF Advance. The Administrative Agent shall notify each Lender promptly by facsimile transmission of the contents of each CAF Advance Request received by the Administrative Agent.

                  (b) In the case of a LIBOR CAF Advance Request, upon receipt of notice from the Administrative Agent of the contents of such CAF Advance Request, each Lender may elect, in its sole discretion, to offer irrevocably to make one or more CAF Advances at the applicable London Interbank Offered Rate plus (or minus) a margin determined by such Lender in its sole discretion for each such CAF Advance. Any such irrevocable offer shall be made by delivering a CAF Advance Offer to the Administrative Agent, before 10:30 A.M., New York City time, on the day that is three Business Days before the proposed Borrowing Date, setting forth:

                           (i) the maximum amount of CAF Advances for each CAF Advance Maturity Date and the aggregate maximum amount of CAF Advances for all CAF Advance Maturity Dates which such Lender would be willing to make (which amounts may, subject to subsection 2.10, exceed such Lender's Commitment); and

                           (ii) the margin above or below the applicable London Interbank Offered Rate at which such Lender is willing to make each such CAF Advance.


                                CREDIT AGREEMENT

The Administrative Agent shall advise the Borrower before 11:00 A.M., New York City time, on the date which is three Business Days before the proposed Borrowing Date of the contents of each such CAF Advance Offer received by it. If the Administrative Agent, in its capacity as a Lender, shall elect, in its sole discretion, to make any such CAF Advance Offer, it shall advise the Borrower of the contents of its CAF Advance Offer before 10:15 A.M., New York City time, on the date which is three Business Days before the proposed Borrowing Date.

                  (c) In the case of a Fixed Rate CAF Advance Request, upon receipt of notice from the Administrative Agent of the contents of such CAF Advance Request, each Lender may elect, in its sole discretion, to offer irrevocably to make one or more CAF Advances at a rate of interest determined by such Lender in its sole discretion for each such CAF Advance. Any such irrevocable offer shall be made by delivering a CAF Advance Offer to the Administrative Agent before 9:30 A.M., New York City time, on the proposed Borrowing Date, setting forth:

                           (i) the maximum amount of CAF Advances for each CAF Advance Maturity Date, and the aggregate maximum amount for all CAF Advance Maturity Dates, which such Lender would be willing to make (which amounts may, subject to subsection 2.10, exceed such Lender's Commitment); and

                           (ii) the rate of interest at which such Leader is willing to make each such CAF Advance.

The Administrative Agent shall advise the Borrower before 10:00 A.M., New York City time, on the proposed Borrowing Date of the contents of each such CAF Advance Offer received by it. If the Administrative Agent, in its capacity as a Lender, shall elect, in its sole discretion, to make any such CAF Advance Offer, it shall advise the Borrower of the contents of its CAF Advance Offer before 9:15 A.M., New York City time, on the proposed Borrowing Date.

                  (d) Before 11:30 A.M., New York City time, three Business Days before the proposed Borrowing Date (in the case of CAF Advances requested by a LIBOR CAF Advance Request) and before 10:30 A.M., New York City time, on the proposed Borrowing Date (in the case of CAF Advances requested by a Fixed Rate CAF Advance Request), the Borrower, in its absolute discretion, shall:

                           (i) cancel such CAF Advance Request by giving the Administrative Agent telephone notice to that effect, or

                           (ii) by giving telephone notice to the Administrative Agent (immediately confirmed by delivery to the Administrative Agent of a CAF Advance Confirmation by facsimile transmission) (A) subject to the provisions of subsection 2.11(e), accept one or more of the offers made by any Lender or Lenders pursuant to subsection 2.11(b) or subsection 2.11(c), as the case may be, and (B) reject any remaining offers made by Lenders pursuant to subsection 2.11(b) or subsection 2.11(c), as the case may be.

                  (e) The Borrower's acceptance of CAF Advances in response to any CAF Advance Offers shall be subject to the following limitations:

                           (i) the amount of CAF Advances accepted for each CAF Advance Maturity Date specified by any Lender in its CAF Advance Offer shall not exceed the


                                CREDIT AGREEMENT
         maximum amount for such CAF Advance Maturity Date specified in such CAF Advance Offer;

                           (ii) the aggregate amount of CAF Advances accepted for all CAF Advance Maturity Dates specified by any Lender in its CAF Advance Offer shall not exceed the aggregate maximum amount specified in such CAF Advance Offer for all such CAF Advance Maturity Dates;

                           (iii) the Borrower may not accept offers for CAF Advances for any CAF Advance Maturity Date in an aggregate principal amount in excess of the maximum principal amount requested in the related CAF Advance Request; and

                           (iv) if the Borrower accepts any of such offers, it must accept offers based solely upon pricing for each relevant CAF Advance Maturity Date and upon no other criteria whatsoever, and if two or more Lenders submit offers for any CAF Advance Maturity Date at identical pricing and the Borrower accepts any of such offers but does not wish to (or, by reason of the limitations set forth in subsection 2.10, cannot) borrow the total amount offered by such Lenders with such identical pricing, the Borrower shall accept offers from all of such Lenders in amounts allocated among them pro rata according to the amounts offered by such Lenders (with appropriate rounding, in the sole discretion of the Borrower, to assure that each accepted CAF Advance is an integral multiple of $1,000,000); provided that if the number of Lenders that submit offers for any CAF Advance Maturity Date at identical pricing is such that, after the Borrower accepts such offers pro rata in accordance with the foregoing provisions of this paragraph, the CAF Advance to be made by any such Lender would be less than $5,000,000 principal amount, the number of such Lenders shall be reduced by the Administrative Agent by lot until the CAF Advances to be made by each such remaining Lender would be in a principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof.

                  (f) If the Borrower notifies the Administrative Agent that a CAF Advance Request is cancelled pursuant to subsection 2.11(d)(i), the Administrative Agent shall give prompt telephone notice thereof to the Lenders.

                  (g) If the Borrower accepts pursuant to subsection 2.11(d)(ii) one or more of the offers made by any Lender or Lenders, the Administrative Agent promptly shall notify each Lender which has made such an offer of (i) the aggregate amount of such CAF Advances to be made on such Borrowing Date for each CAF Advance Maturity Date and (ii) the acceptance or rejection of any offers to make such CAF Advances made by such Lender. Before 12:00 Noon (New York City time) on the Borrowing Date specified in the applicable CAF Advance Request, each Lender whose CAF Advance Offer has been accepted shall make available to the Administrative Agent at its office set forth in subsection 10.2 the amount of CAF Advances to be made by such Lender, in immediately available funds. The Administrative Agent will make such funds available to the Borrower as soon as practicable on such date at such office of the Administrative Agent. As soon as practicable after each Borrowing Date, the Administrative Agent shall notify each Lender of the aggregate amount of CAF Advances advanced on such Borrowing Date and the respective CAF Advance Maturity Dates thereof.


                                CREDIT AGREEMENT

                  2.12 CAF Advance Payments. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent, for the account of each Lender which has made a CAF Advance, on the applicable CAF Advance Maturity Date, the then unpaid principal amount of such CAF Advance. The Borrower shall not have the right to prepay any principal amount of any CAF Advance without the consent of the Lender to which such CAF Advance is owed.

                  (b) The Borrower hereby further agrees to pay interest on the unpaid principal amount of each CAF Advance from the Borrowing Date of such CAF Advance to the applicable CAF Advance Maturity Date at the rate of interest specified in the CAF Advance Offer accepted by the Borrower in connection with such CAF Advance (calculated on the basis of a 360-day year for actual days elapsed), payable on each applicable CAF Advance Interest Payment Date.

                  (c) If any principal of, or interest on, any CAF Advance shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such CAF Advance shall, without limiting any rights of any Lender under this Agreement, bear interest from the date on which such payment was due at a rate per annum which is 2% per annum above the rate which would otherwise be applicable to such CAF Advance until the stated CAF Advance Maturity Date of such CAF Advance, and for each day thereafter at a rate per annum which is 2% per annum above the ABR, in each case until paid in full (as well after as before judgment). Interest accruing pursuant to this paragraph (c) shall be payable from time to time on demand.

                  2.13 Evidence of Debt. Each Lender shall maintain in accordance with its usual practice appropriate records evidencing indebtedness of the Borrower to such Lender resulting from each CAF Advance of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time in respect of such CAF Advance. The Administrative Agent shall maintain the Register pursuant to subsection 10.6(e), and a record therein for each Lender, in which shall be recorded (i) the amount of each CAF Advance made by such Lender, the CAF Advance Maturity Date thereof, the interest rate applicable thereto and each CAF Advance Interest Payment Date applicable thereto, and (ii) the amount of any sum received by the Administrative Agent hereunder from the Borrower on account of such CAF Advance. The entries made in the Register and the records of each Lender maintained pursuant to this subsection shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such record, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the CAF Advances made by such Lender in accordance with the terms of this Agreement.

                  2.14 Certain Restrictions. A CAF Advance Request may request offers for CAF Advances to be made on not more than one Borrowing Date and to mature on not more than three CAF Advance Maturity Dates. No CAF Advance Request may be submitted earlier than five Business Days after submission of any other CAF Advance Request.

                  2.15 Minimum Amounts of Tranches. All borrowings, conversions and continuations of Revolving Credit Loans and Term Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Revolving Credit Loans and Term Loans comprising each LIBOR Tranche shall be equal to $10,000,000 or a whole multiple of


                                CREDIT AGREEMENT

$1,000,000 in excess thereof. In no event shall there be more than five LIBOR Tranches outstanding at any time.

                  2.16 Interest Rates and Payment Dates. (a) Each LIBOR Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the London Interbank Offered Rate determined for such day plus the Applicable Margin.

                  (b) Each ABR Loan and Swing Line Loan shall bear interest at a rate per annum equal to the ABR. Each CAF Advance shall bear interest as provided in subsection 2.10.

                  (c) If all or a portion of (i) any principal of any Revolving Credit Loan, Term Loan or Swing Line Loan, (ii) any interest payable thereon,
(iii) any facility fee or (iv) any other amount payable hereunder (other than overdue CAF payments provided for in subsection 2.12(c)) shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), the principal of the Revolving Credit Loans, Term-Loans and the Swing Line Loans and any such overdue interest, facility fee or other amount shall bear interest at a rate per annum which is (x) in the case of principal, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this subsection plus 2% per annum or (y) in the case of any such overdue interest, facility fee or other amount, the rate applicable to ABR Loans pursuant to subsection 2.16(b) plus 2% per annum, in each case from the date of such non-payment until such overdue principal, interest, facility fee or other amount is paid in full (as well after as before judgment).

                  (d) Interest on Revolving Credit Loans, Term Loans and Swing Line Loans shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this subsection shall be payable from time to time on demand.

                  2.17 Computation of Interest and Fees. (a) Whenever it is calculated on the basis of the ABR, interest shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed; and, otherwise, interest and the facility fee shall be calculated on the basis of a 360-day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a London Interbank Offered Rate. Any change in the interest rate on a Loan resulting from a change in the ABR, the Eurocurrency Reserve Requirements, the C/D Assessment Rate or the C/D Reserve Percentage shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change in interest rate.

                  (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to subsection 2.16(a) or 2.9(b).

                  2.18 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

                  (a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the


                                CREDIT AGREEMENT
relevant market, adequate and reasonable means do not exist for ascertaining the London Interbank Offered Rate for such Interest Period, or

                  (b) the Administrative Agent shall have received notice from the Required Lenders that the London Interbank Offered Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter. If such notice is given (x) any LIBOR Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to LIBOR Loans, shall be converted to or continued as ABR Loans and (z) any outstanding LIBOR Loans shall be converted, on the first day of such Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further LIBOR Loans shall be made or continued as such, nor shall the Borrower have the right to convert Loans to LIBOR Loans, as the case may be.

                  2.19 Pro Rata Treatment and Payments. (a) Each borrowing of Revolving Credit Loans and Term Loans by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any facility fee hereunder and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Commitment Percentages of the Lenders. Each payment (including each prepayment) by the Borrower on account of principal of and interest on any Loans shall be made pro rata according to the respective outstanding principal amounts of such Loans then held by the Lenders. All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without set-off or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Administrative Agent's office specified in subsection 10.2, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

                  (b) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its allocable share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error. If such Lender's Commitment Percentage of such


                                CREDIT AGREEMENT
borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans hereunder, on demand, from the Borrower.

                  2.20 Swing Line Commitment. (a) Subject to the terms and conditions hereof, the Swing Line Lender agrees to make swing line loans ("Swing Line Loans") to the Borrower from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding not to exceed $100,000,000, provided that the aggregate principal amount of all Loans outstanding at any one time shall not exceed the aggregate amount of the Commitments at such time. During the Commitment Period, the Borrower may use the Swing Line Commitment by borrowing, prepaying the Swing Line Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. All Swing Line Loans shall bear interest based upon the ABR and shall not be entitled to be converted into loans that bear interest at any other rate. The Borrower shall give the Swing Line Lender irrevocable notice (which notice must be received by the Swing Line Lender prior to 11:00 A.M., New York City time, on the requested Borrowing Date specifying the amount of the requested Swing Line Loan which shall be in a minimum amount of $100,000 or a whole multiple of $50,000 in excess thereof. The proceeds of the Swing Line Loan will be made available by the Swing Line Lender to the Borrower at the office of the Swing Line Lender by 3:00 P.M., New York City time, on the Borrowing Date by crediting the account of the Borrower at such office with such proceeds. The Borrower may, at any time and from time to time, prepay the Swing Line Loans, in whole or in part, without premium or penalty, by notifying the Swing Line Lender prior to 11:00 A.M., New York City time, on any Business Day of the date and amount of prepayment. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein. Partial prepayments shall be in an aggregate principal amount of $100,000 or a whole multiple of $50,000 in excess thereof.

                  (b) The Swing Line Loans shall be evidenced by a promissory note of the Borrower substantially in the form of Exhibit C to this Agreement, with appropriate insertions (the "Swing Line Note"), payable to the order of the Swing Line Lender and representing the obligation of the Borrower to pay the amount of the Swing Line Commitment or, if less, the unpaid principal amount of the Swing Line Loans, with interest thereon as prescribed in subsection 2.16. The Swing Line Lender is hereby authorized to record the Borrowing Date, the amount of each Swing Line Loan and the date and amount of each payment or prepayment of principal thereof, on the schedule annexed to and constituting a part of the Swing Line Note and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded, provided that the failure by the Swing Line Lender to make any such recordation shall not affect any of the obligations of the Borrower under such Swing Line Note or this Agreement. The Swing Line Note shall (a) be dated the Closing Date, (b) be stated to mature on the Revolving Credit Termination Date and (c) bear interest for the period from the date thereof until paid in full on the unpaid principal amount thereof from time to time outstanding at the applicable interest rate per annum determined as provided in, and payable as specified in, subsection 2.16.

                  (c) The Swing Line Lender, at any time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swing Line Lender to act on its behalf) request each Lender including the Swing Line Lender, to make a Revolving Credit Loan


                                CREDIT AGREEMENT
in an amount equal to such Lender's Commitment Percentage of the amount of the Swing Line Loans outstanding on the date such notice is given (the "Outstanding Swing Line Loans"). Unless any of the events described in paragraph (f) of
Section 7 shall have occurred with respect to the Borrower (in which event the procedures of paragraph (e) of this subsection shall apply) each Lender shall make the proceeds of its Revolving Credit Loan available to the Administrative Agent for the account of the Swing Line Lender at the office of the Administrative Agent specified in subsection 10.2 prior to 12:00 Noon (New York City time) in funds immediately available on the Business Day next succeeding the date such notice is given. The proceeds of such Revolving Credit Loans shall be immediately applied to repay the Outstanding Swing Line Loans. Effective on the day such Revolving Credit Loans are made, the portion of the Swing Line Loans so paid shall no longer be outstanding as Swing Line Loans, shall no longer be due under the Swing Line Note and shall be evidenced as provided in subsection 2.7(b). The Borrower authorizes the Swing Line Lender to charge the Borrower's accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Outstanding Swing Line Loans to the extent amounts received from the Lenders are not sufficient to repay in full such Outstanding Swing Line Loans.

                  (d) Notwithstanding anything herein to the contrary, the Swing Line Lender shall not be obligated to make any Swing Line Loans if the conditions set forth in subsection 4.2 have not been satisfied.

                  (e) If prior to the making of a Revolving Credit Loan pursuant to paragraph (c) of subsection 2.20 one of the events described in paragraph (f) of Section 7 shall have occurred and be continuing with respect to the Borrower, each Lender will, on the date such Revolving Credit Loan was to have been made pursuant to the notice in subsection 2.20(c), purchase an undivided participating interest in the Outstanding Swing Line Loan in an amount equal to
(i) its Commitment Percentage times (ii) the aggregate principal amount of Swing Line Loans then outstanding. Each Lender will immediately transfer to the Swing Line Lender, in immediately available funds, the amount of its participation, and upon receipt thereof the Swing Line Lender will deliver to such Lender a Swing Line Loan Participation Certificate dated the date of receipt of such funds and in such amount.

                  (f) Whenever, at any time after any Lender has purchased a participating interest in a Swing Line Loan, the Swing Line Lender receives any payment on account thereof, the Swing Line Lender will distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's participating interest was outstanding and funded); provided, however, that in the event that such payment received by the Swing Line Lender is required to be returned, such Lender will return to the Swing Line Lender any portion thereof previously distributed by the Swing Line Lender to it.

                  (g) Each Lender's obligation to make the Revolving Credit Loans referred to in subsection 2.20(c) and to purchase participating interests pursuant to subsection 2.20(e) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Lender or the Borrower may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default; (iii)


                                CREDIT AGREEMENT
any adverse change in the condition (financial or otherwise) of the Borrower;
(iv) any breach of this Agreement or any other Loan Document by the Borrower, any Subsidiary or any other Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

                  2.21 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain LIBOR Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make LIBOR Loans, continue LIBOR Loans as such and convert ABR Loans to LIBOR Loans shall forthwith be cancelled and (b) such Lender's Loans then outstanding as LIBOR Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a LIBOR Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to subsection 2.22.

                  2.22 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

                           (i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Note or any LIBOR Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by subsection
         2.23 and changes in the rate of tax on the overall net income of such Lender);

                           (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the London Interbank Offered Rate hereunder; or

                           (iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining LIBOR Loans or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduced amount receivable.

                  (b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations


                                CREDIT AGREEMENT
hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, the Borrower shall promptly pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

                  (c) If any Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled and of the basis for the calculation of such additional amounts. A certificate as to any additional amounts payable pursuant to this subsection submitted by such Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The agreements in this subsection shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

                  2.23 Taxes. (a) All payments made by the Borrower under this Agreement and any Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any Note). If any such non-excluded taxes, levies, imposts, duties, charges, fees deductions or withholdings ("Non-Excluded Taxes" ) are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder or under any Note, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender that is not organized under the laws of the United States or a state thereof if such Lender fails to comply with the requirements of paragraph (b) of this subsection. Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure. The agreements in this subsection shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

                  (b) Each Lender that is not incorporated under the laws of the United States or a state thereof shall:


                                CREDIT AGREEMENT

                           (i) deliver to the Borrower and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8 BEN or W-8 ECI, or successor applicable form, as the case may be;

                           (ii) deliver to the Borrower and the Administrative Agent two further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower; and

                           (iii) obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by the Borrower or the Administrative Agent;

unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrower and the Administrative Agent. Such Lender shall certify that it is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes. Each Person that shall become a Lender or a Participant pursuant to subsection 10.6 shall, upon the effectiveness of the related transfer, be required to provide all of the forms and statements required pursuant to this subsection, provided that in the case of a Participant such Participant shall furnish all such required forms and statements to the Lender from which the related participation shall have been purchased.

                  2.24 Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of (a) default by the Borrower in making either (i) a borrowing of LIBOR Loans (including without limitation Term Loans) or LIBOR CAF Advances or (ii) a conversion into or continuation of LIBOR Loans, in each case after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement (in the case of a borrowing of LIBOR CAF Advances, so long as the Borrower shall have accepted a CAF Advance offered in connection with any such notice), (b) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of either (i) a prepayment of LIBOR Loans, LIBOR CAF Advances or Fixed Rate CAF Advances or
(ii) a conversion of LIBOR Loans, in each case on a day which is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

                                CREDIT AGREEMENT

                                                                              29
                  2.25 Commitment Increases. (a) In the event that Borrower wishes to increase the aggregate Commitments, it shall notify the Lenders (through the Administrative Agent) of the amount of such proposed increase (such notice, a "Commitment Increase Offer"). Each Commitment Increase Offer shall offer the Lenders the opportunity to participate in the increased Commitments ratably in accordance with their respective Commitment Percentages. In the event that any Lender (each, a "Declining Lender") shall fail to accept in writing a Commitment Increase Offer within 10 Business Days after receiving notice thereof, all or any portion of the proposed increase in the Commitments offered to the Declining Lenders (the aggregate of such offered amounts, the "Declined Amount") may instead be allocated to any one or more additional banks, financial institutions or other entities pursuant to paragraph (b) below and/or to any one or more existing Lenders pursuant to paragraph (c)(ii) below.

                  (b) Any additional bank, financial institution or other entity which, with the consent of the Borrower and the Administrative Agent, elects to become a party to this Agreement and obtain a Commitment in an amount equal to all or any portion of a Declined Amount shall execute a New Lender Supplement (each, a "New Lender Supplement") with the Borrower and the Administrative Agent, substantially in the form of Exhibit K-1, whereupon such bank, financial institution or other entity (herein called a "New Lender") shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement, and Schedule
1.2 shall be deemed to be amended to add the name and Commitment of such New Lender.

                  (c) Any Lender which (i) accepts a Commitment Increase Offer pursuant to subsection 2.25(a) or (ii) with the consent of the Borrower, elects to increase its Commitment by an amount equal to all or any portion of a Declined Amount shall, in each case, execute a Commitment Increase Supplement (each, a "Commitment Increase Supplement") with the Borrower and the Administrative Agent, substantially in the form of Exhibit K-2, whereupon such Lender shall be bound by and entitled to the benefits of this Agreement with respect to the full amount of its Commitment as so increased, and Schedule 1.2 shall be deemed to be amended to so increase the Commitment of such Lender.

                  (d) If on the date upon which a bank, financial institution or other entity becomes a New Lender pursuant to subsection 2.25(b) or upon which a Lender's Commitment is increased pursuant to subsection 2.25(a) or (c) there is an unpaid principal amount of Revolving Credit Loans, the Borrower shall borrow Revolving Credit Loans from the Lenders and/or (subject to compliance by the Borrower with subsection 2.24) prepay Revolving Credit Loans of the Lenders such that, after giving effect thereto, the Revolving Credit Loans (including, without limitation, the Types thereof and Interest Periods with respect thereto) shall be held by the Lenders (including for such purposes the New Lenders) pro rata according to their respective Commitment Percentages.

                  (e) Notwithstanding anything to the contrary in this subsection, (i) in no event shall any transaction effected pursuant to this subsection cause (x) the aggregate Commitments to exceed $1,700,000,000 or (y) an increase in the aggregate Commitments of an amount less than $100,000,000,
(ii) the aggregate amount of any increase in Commitments pursuant to subsection 2.25(b) or (c)(ii) shall be limited to the relevant Declined Amount and (iii) no Lender shall have any obligation to increase its Commitment unless it agrees to do so in its sole discretion.

                                CREDIT AGREEMENT

           SECTION 3. REPRESENTATIONS AND WARRANTIES BY INTERNATIONAL

                  To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, International hereby represents and warrants to the Administrative Agent and each Lender that:

                  3.1 Financial Condition. The consolidated balance sheet of International and its consolidated Subsidiaries as at December 31, 2001 and the related consolidated statements of income and of cash flows for the fiscal year ended on such date, reported on by PricewaterhouseCoopers LLP, copies of which have heretofore been furnished to each Lender, are complete and correct in all material respects and present fairly the consolidated financial condition of International and its consolidated Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the fiscal year then ended. The unaudited consolidated balance sheet of International and its consolidated Subsidiaries as at March 31, 2002 and the related unaudited consolidated statements of income and of cash flows for the three-month period ended on such date, certified by a Responsible Officer, copies of which have heretofore been furnished to each Lender, are complete and correct in all material respects and present fairly the consolidated financial condition of International and its consolidated Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the three-month period then ended (subject to normal year-end audit adjustments). All such financial statements have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by such accountants or Responsible Officer, as the case may be, and as disclosed therein). Neither International nor any of its consolidated Subsidiaries had, at the date of the most recent balance sheet referred to above, any material Guarantee outside the ordinary course of business, contingent liability or liability for taxes, or any long-term lease or unusual forward or long-term commitment which in the aggregate may reasonably be expected to have a Material Adverse Effect, including, without limitation, any interest rate or foreign currency swap or exchange transaction (except as listed on Schedule 3.1 attached hereto), which is not reflected in the foregoing statements or in the notes thereto. Except as heretofore disclosed to the Lenders, during the period from December 31, 2001 to and including the date hereof there has been no sale, transfer or other disposition by International or any of its consolidated Subsidiaries of any material part of its business or property and no purchase or other acquisition of any business or property (including any capital stock of any other Person) material in relation to the consolidated financial condition of International and its consolidated Subsidiaries at December 31, 2001.

                  3.2 No Change. Since December 31, 2001 there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect.

                  3.3 Corporate Existence; Compliance with Law. Each of International and its Subsidiaries (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction (other than that of its incorporation) where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law, except in the case of clause (c) or (d) above, to the extent that the failure to qualify as a foreign corporation or

                                CREDIT AGREEMENT
to be in good standing or to comply with any Requirement of Law could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  3.4 Corporate Power; Authorization; Enforceable Obligations. International has the corporate power and authority, and the legal right, to make, deliver, and perform the Loan Documents to which it is a party and to borrow hereunder and has taken all necessary corporate action to authorize the borrowings on the terms and conditions of this Agreement and any Notes and to authorize the execution, delivery and performance of the Loan Documents to which it is a party. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of the Loan Documents to which International is a party. This Agreement has been, and each other Loan Document to which it is a party will be, duly executed and delivered on behalf of International. This Agreement constitutes, and each other Loan Document to which it is a party when executed and delivered will constitute, a legal, valid and binding obligation of International enforceable against International in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

                  3.5 No Legal Bar. The execution, delivery and performance of the Loan Documents to which International is a party, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or Contractual Obligation of International or of any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of its or their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.

                  3.6 No Material Litigation. Except as listed on Schedule 3.6 or as previously disclosed to the Lenders in connection with the information provided pursuant to Section 3.1 or in the Form S-4, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of International, threatened by or against International or any of its Subsidiaries or against any of its or their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  3.7 No Default. Neither International nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

                  3.8 Ownership of Property; Liens. Each of International and its Subsidiaries has good record and marketable title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other material property, and none of such property is subject to any Lien except as permitted by subsection 6.2.

                  3.9 Intellectual Property. International and each of its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, technology, know-how and processes

                                CREDIT AGREEMENT
necessary for the conduct of its business as currently conducted except for those the failure to own or license which could not reasonably be expected to have a Material Adverse Effect (the "Intellectual Property"). No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does International know of any valid basis for any such claim, except for such claims that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The use of such Intellectual Property by International and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

                  3.10 No Burdensome Restrictions. No Requirement of Law or Contractual Obligation of International or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

                  3.11 Taxes. Each of International and its Subsidiaries has filed or caused to be filed all tax returns which, to the knowledge of International, are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of International or its Subsidiaries, as the case may be); no tax Lien has been filed, and, to the knowledge of International, no claim is being asserted, with respect to any such tax, fee or other charge.

                  3.12 Federal Regulations. Neither International nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose (whether immediate, incidental or ultimate) of buying or carrying Margin Stock. No part of the proceeds of any Loans will be used directly or indirectly for the purpose (whether immediate, incidental or ultimate) of buying or carrying Margin Stock or for any purpose that violates the provisions of the regulations of the Board. If requested by any Lender or the Administrative Agent, International will furnish to each Lender and the Administrative Agent a statement in conformity with the requirements of Federal Reserve Form FR U-1 or FR G-3, as appropriate, referred to in Regulation U, as to demonstrate the compliance of any borrowing hereunder with Regulation U.

                  3.13 ERISA. Neither a Reportable Event nor an "accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Single Employer Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred (other than via a "standard termination" as defined in Section 4041(b) of ERISA), and no Lien in favor of the PBGC or a Single Employer Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by more than $10,000,000. Neither International nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan, and neither International nor any Commonly

                                CREDIT AGREEMENT

Controlled Entity would become subject to any liability under ERISA if International or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. To the best knowledge of International, no such Multiemployer Plan is in Reorganization or Insolvent. The present value (determined using actuarial and other assumptions which are reasonable in respect of the benefits provided and the employees participating) of the liability of International and each Commonly Controlled Entity for post retirement benefits to be provided to their current and former employees under Plans which are welfare benefit plans (as defined in Section 3(l) of ERISA) does not, in the aggregate, exceed the assets under all such Plans allocable to such benefits by an amount in excess of $20,000,000. The foregoing dollar baskets in the third and sixth sentences of this Section 3.13 exclude the amount of post retirement benefit obligation disclosed in the Form S-4, which are reflected as a $28,568,000 accrued liability in the financial statements therein in accordance with GAAP.

                  3.14 Investment Company Act; Other Regulations. International is not an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended. International is not subject to regulation under any Federal or State statute or regulation (other than Regulation X of the Board) which limits its ability to incur Indebtedness.

                  3.15 Subsidiaries. Schedule 3.15 lists each Subsidiary of International (and the direct and indirect ownership interest of International therein), in each case existing on March 31, 2002. International will at all times own directly or indirectly the percentage of the outstanding capital stock, if any, of said Subsidiaries indicated on Schedule 3.15 as owned by International as of the date hereof except to the extent the disposition thereof would not violate subsection 6.4.

                  3.16 Purpose of Loans. The proceeds of the Loans shall be used by International and its Subsidiaries solely to ensure the integrity of the MasterCard payment system in the event of settlement failure by one or more of its members, including failure by one or more of its members to meet merchant payment obligations.

                  3.17 Environmental Matters. (a) To the best knowledge of International, the facilities and properties owned, leased or operated by International or any of its Subsidiaries (the "Properties") do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations which (i) constitute or constituted a violation of, or (ii) could reasonably be expected to give rise to liability under, any Environmental Law.

                  (b) The Properties and all operations at the Properties are in compliance in all material respects with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the business operated by International or any of its Subsidiaries (the "Business") which could materially interfere with the continued operation of the Properties or materially impair the fair saleable value thereof.

                  (c) Neither International nor any of its Subsidiaries has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the

                                CREDIT AGREEMENT

Properties or the Business, nor does International have knowledge or reason to believe that any such notice will be received or is being threatened.

                  (d) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of International, threatened, under any Environmental Law to which International or any Subsidiary is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business.

                         SECTION 4. CONDITIONS PRECEDENT

                  4.1 Conditions to Initial Loan. The agreement of each Lender to make the initial Loan requested to be made by it is subject to the satisfaction of the following conditions precedent:

                  (a) Loan Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of each of International and Inc., with a counterpart for each Lender, and (ii) for the account of the Swing Line Lender, the Swing Line Note conforming to the requirements hereof and executed by a duly authorized officer of International.

                  (b) Related Agreements. The Administrative Agent shall have received, with a copy for each Lender, true and correct copies, certified as to authenticity by International of such other documents or instruments as may be reasonably requested by the Administrative Agent, including, without limitation, a copy of any debt instrument, security agreement or other material contract to which International or its Subsidiaries may be a party.

                  (c) Closing Certificate. The Administrative Agent shall have received, with a copy for each Lender, a closing certificate of International, dated the Closing Date, substantially in the form of
         Exhibit I, with appropriate insertions and attachments, satisfactory in form and substance to the Administrative Agent, executed by the President or any Vice President and the Secretary or any Assistant Secretary of International.

                  (d) Corporate Proceedings. The Administrative Agent shall have received, with a copy for each Lender, a copy of the resolutions, in form and substance satisfactory to the Administrative Agent, of the Board of Directors of International authorizing (i) the execution, delivery and performance by International of this Agreement and the other Loan Documents to which it is a party and (ii) the borrowings contemplated hereunder, certified by the Secretary or an Assistant Secretary of International as of the Closing Date, which certificate shall be in form and substance satisfactory to the Administrative Agent and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

                  (e) Incumbency Certificate. The Administrative Agent shall have received, with a copy for each Lender, a certificate of International, dated the Closing Date, as to the incumbency and signature of the officers of International executing any Loan Document,

                                CREDIT AGREEMENT
         satisfactory in form and substance to the Administrative Agent, executed by the President or any Vice President and the Secretary or any Assistant Secretary of International.

                  (f) Corporate Documents. The Administrative Agent shall have received, with a copy for each Lender, true and complete copies of the certificate of incorporation and by-laws of International, certified as of the Closing Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of International.

                  (g) Fees. The Administrative Agent shall have received the fees to be received on the Closing Date.

                  (h) Legal Opinions. The Administrative Agent shall have received, with a counterpart for each Lender, the executed legal opinion of Noah J. Hanft, General Counsel and Secretary of International (or such other person who then holds the position of General Counsel of International), substantially in the form of Exhibit F-1. Such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

                  (i) Existing Agreement. The Administrative Agent shall have received evidence satisfactory to it that the commitments under International's existing $1,200,000,000 Credit Agreement, dated as of June 6, 2000 shall have been canceled and all amounts outstanding thereunder shall have been repaid.

                  4.2 Conditions to Each Loan. The agreement of each Lender to make any Loan requested to be made by it on any date (including, without limitation, its initial Loan and its Term Loan) is subject to the satisfaction of the following conditions precedent:

                  (a) Representations and Warranties. Each of the representations and warranties made by International and, from and after the Conversion Date, by Inc. in or pursuant to the Loan Documents shall be true and correct on and as of such date as if made on and as of such date.

                  (b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Loans requested to be made on such date.

                  (c) Additional Matters. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received such other documents and legal opinions in respect of any aspect or consequence of the transactions contemplated hereby or thereby as it shall reasonably request.

Each borrowing by the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date thereof that the conditions contained in this subsection have been satisfied.

                                CREDIT AGREEMENT

                        SECTION 5. AFFIRMATIVE COVENANTS

                  The Borrower hereby agrees that, so long as the Commitments remain in effect or any amount is owing to any Lender or the Administrative Agent hereunder or under any other Loan Document, the Borrower shall and (except in the case of delivery of financial information, reports and notices) shall cause each of its Subsidiaries to:

                  5.1 Financial Statements. Furnish to each Lender:

                  (a) as soon as available, but in any event within 120 days after the end of each fiscal year of the Borrower, a copy of the consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related consolidated statements of income and retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by PricewaterhouseCoopers LLP or other independent certified public accountants of nationally recognized standing; and

                  (b) as soon as available, but in any event not later than 60 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and retained earnings of such quarter and of cash flows of the Borrower and its consolidated Subsidiaries for the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year or, in the case of such consolidated balance sheet, for the last day of the prior fiscal year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments);

all such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

                  5.2 Certificates; Other Information. Furnish to the Administrative Agent:

                  (a) concurrently with the delivery of the financial statements referred to in subsection 5.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any failure by the Borrower to comply with subsections 6.1, 6.4 or 6.5, except as specified in such certificate;

                  (b) concurrently with the delivery of the financial statements referred to in subsections 5.1(a) and (b), a certificate of a Responsible Officer, substantially in the form of Exhibit J, stating that, to the best of such Officer's knowledge, during such period the Borrower has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to be observed, performed or satisfied by it, and that such Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate;

                                CREDIT AGREEMENT

                  (c) within five days after the same are sent, copies of all financial statements and reports which the Borrower sends to its members or (after the Conversion Date) shareholders generally, and within five days after the same are filed, copies of all financial statements and reports which the Borrower may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority; provided, that any such financial statement or report shall be deemed to have been delivered on the date that the Borrower notifies the Administrative Agent that such financial statement or report is available on "EDGAR", the Electronic Data Gathering, Analysis and Retrieval system of the Securities and Exchange Commission, or "http://www.sec.gov/edgar.shtml"); and

                  (d) promptly, such additional financial and other information (other than any non-public information or materials pertaining to (i) International's and, from and after the Conversion Date, Inc.'s proprietary new products, systems or services, (ii) International's and, from and after the Conversion Date, Inc.'s proprietary marketing programs, strategies or plans, or (iii) any member specific billing, contractual or other arrangements) as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

                  5.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, except (i) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its Subsidiaries, as the case may be or
(ii) to the extent that failure to comply therewith could not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

                  5.4 Conduct of Business and Maintenance of Existence. Continue to engage in business of the same general type as now conducted by it and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business except as otherwise permitted pursuant to subsection 6.9; and comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

                  5.5 Maintenance of Property; Insurance. Keep all property useful and necessary in its business in good working order and condition; maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to each Lender, upon written request, full information as to the insurance carried.

                  5.6 Inspection of Property; Books and Records; Discussions. Keep proper books of records and account in which full, true and correct entries in conformity with GAAP (or such other commonly accepted accounting practice which has been previously disclosed to the Administrative Agent) and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of any Lender to,

                                CREDIT AGREEMENT
upon reasonable notice, visit and inspect any of its properties (not more than one time in any fiscal year) and examine and make abstracts from any of its books and records (other than any non-public information or materials pertaining to (i) the Borrower's proprietary new products, systems or services, (ii) the Borrower's proprietary marketing programs, strategies or plans, or (iii) any member specific billing, contractual or other arrangements) at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and its Subsidiaries and with its independent certified public accountants; provided that if a Default or Event of Default shall have occurred and be continuing, such visits and inspections may be conducted at any time upon reasonable notice.

                  5.7 Notices. Promptly give notice to the Administrative Agent for distribution to the Lenders of:

                  (a) the occurrence of any Default or Event of Default;

                  (b) any (i) default or event of default under any Contractual Obligation of the Borrower or any of its Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority, which in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

                  (c) any litigation or proceeding affecting the Borrower or any of its Subsidiaries in which the amount involved is $10,000,000 or more and not covered by insurance or in which injunctive or similar relief is sought;

                  (d) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof:
         (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to any "pension plan" (as defined in Section 3(2) of ERISA), the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or
         (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Multiemployer Plan, except where the termination, Reorganization or Insolvency of any Multiemployer Plan could not reasonably be expected to result in a liability in excess of $10,000,000; and

                  (e) any material adverse change in the business, operations, property or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole.

Each notice pursuant to this subsection shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto.

                  5.8 Environment Laws. (a) Comply with, and ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and

                                CREDIT AGREEMENT
comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws except to the extent that failure to do so could not be reasonably expected to have a Material Adverse Effect.

                  (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not be reasonably expected to have a Material Adverse Effect.

                          SECTION 6. NEGATIVE COVENANTS

                  The Borrower hereby agrees that, so long as the Commitments remain in effect or any amount is owing to any Lender or the Administrative Agent hereunder or under any other Loan Document, the Borrower shall not and shall not permit any of its Subsidiaries to, directly or indirectly:

                  6.1 Maintenance of Net Worth. (a) Prior to the Conversion Date, permit Consolidated Net Worth of International at any time to be less than the sum of (i) $410,000,000 plus (ii) 50% of the sum of Consolidated Net Income (if positive) of International for each quarter ending after December 31, 2001.

                  (b) From and after the Conversion Date, permit Consolidated Net Worth of Inc. at any time to be less than the sum of (i) $410,000,000 plus (ii) an amount equal to 50% of the sum of Consolidated Net Income (if positive) of the Borrower for each fiscal quarter ending after December 31, 2001 plus (iii) from and after the Conversion Date, an amount equal to 50% of the difference between (x) Consolidated Net Worth of Inc. calculated after giving effect to the Conversion and Integration and the occurrence of the Conversion Date, as of the last day of the fiscal quarter ended most recently after the Conversion Date and (y) Consolidated Net Worth of International, as of the last day of the fiscal quarter ended most recently prior to the Conversion Date.

                  6.2 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

                  (a) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

                  (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings;

                                CREDIT AGREEMENT

                  (c) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

                  (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

                  (e) easements, rights-of-way, restrictions and other similar encumbrances which, in the aggregate, do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries taken as a whole;

                  (f) Liens in existence on the date hereof listed on Schedule 6.2(f), provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

                  (g) Liens securing Indebtedness of the Borrower and its Subsidiaries incurred to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets and
         (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness;

                  (h) bankers' liens arising by operation of law;

                  (i) Liens on the property or assets of a corporation which becomes a Subsidiary on or after the date hereof securing Indebtedness of such corporation, provided that (i) such Liens existed at the time such corporation became a Subsidiary and were not created in anticipation thereof and (ii) any such Lien is not spread to cover any property or assets of such corporation after the time such corporation becomes a Subsidiary;

                  (j) Liens arising out of judgments or awards (x) which are bonded or (y) with respect to which an appeal or a proceeding for review is being prosecuted in good faith and adequate reserves have been provided for the payment of such judgment or award;

                  (k) Liens in favor of the Borrower which secure the obligation of any Subsidiary to the Borrower; and

                  (1) Liens (not otherwise permitted hereunder) which secure obligations not exceeding (as to the Borrower and all Subsidiaries) $20,000,000 in aggregate amount at any time outstanding.

                  6.3 Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets, or make any material change in its present method of conducting business (taking the Borrower and its Subsidiaries as a whole), except:

                                CREDIT AGREEMENT

                  (a) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any one or more wholly owned Subsidiaries of the Borrower (provided that the wholly owned Subsidiary or Subsidiaries shall be the continuing or surviving corporation);

                  (b) any wholly owned Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other wholly owned Subsidiary of the Borrower, subject, however, to the limitations set forth in Sections 6.4 and 6.6 below; and

                  (c) as permitted by subsection 6.4.

                  6.4 Limitation on Sale of Assets. Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary's Capital Stock to any Person other than the Borrower or any wholly owned Subsidiary, except:

                  (a) the sale or other disposition of obsolete or worn out property in the ordinary course of business;

                  (b) the sale or other disposition of any property; provided that (i) the aggregate book value of all assets so sold or disposed of pursuant to this clause (b) in any period of twelve consecutive months shall not exceed an amount equal to 20% of consolidated total assets of the Borrower and its Subsidiaries as at the beginning of such twelve-month period; and (ii) from and after the Conversion Date, the aggregate book value of all assets so sold or disposed of pursuant to this clause (b) to Subsidiaries of Inc. that are not also Subsidiaries of International by Inc. and its Subsidiaries (other than by Subsidiaries of Inc. that are not also Subsidiaries of International) during any period of twelve consecutive calendar months commencing with and including the month in which the Conversion Date occurs shall not exceed an amount equal to 20% of consolidated total assets of International and its Subsidiaries as at the beginning of such twelve-month period;

                  (c) the sale or disposition of the headquarters of the Borrower located at 2000 Purchase Street, Purchase, New York 10577-2509;

                  (d) the sale of inventory in the ordinary course of business;

                  (e) the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof; and

                  (f) as permitted by subsection 6.3(b).

                  6.5 Limitation on Dividends. Declare or pay any dividend exceeding 40% of net income in any fiscal year (other than dividends payable solely in common stock of the Borrower) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any

                                CREDIT AGREEMENT
shares of any class of Capital Stock of the Borrower or any warrants or options to purchase any such Stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary. The provisions hereunder shall in no way limit the ability of any Subsidiary to make dividend payments to the Borrower or any other shareholder of such Subsidiary.

                  6.6 Limitation on Investments, Loans and Advances. Make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment in, any Person, except Permitted Investments.

                  6.7 Limitation on Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate (other than any transaction expressly permitted by Section 6.3(a) or (b)) unless such transaction is upon fair and reasonable terms.

                  6.8 Limitation on Changes in Fiscal Year. Permit the fiscal year of the Borrower to end on a day other than December 31; provided that, the Borrower may change its fiscal year with the consent of the Administrative Agent, which consent shall not unreasonably be withheld.

                  6.9 Limitation on Lines of Business. Enter into any business, either directly or through any Subsidiary, except for businesses (a) in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or
(b) which, after giving effect to such new business, would not result in a change in the primary business of the Borrower and its Subsidiaries, taken as a whole, on the date hereof.

                  Notwithstanding anything to the contrary in this Section 6 or elsewhere in this Agreement, (i) neither the consummation of the Conversion and the Integration nor the implementation of the Project shall be deemed to violate this Agreement and (ii) any transfer or issuance of any interest in Europay, or any Affiliate of Europay currently existing as of the date hereof or created in connection with such transfer, by International, Inc. or any of their respective Subsidiaries, shall not constitute a transfer, issuance or investment for purposes of Sections 6.3, 6.4, 6.5, 6.6 or 6.7 to the extent that Europay or such Affiliate remains, directly or indirectly, a Subsidiary of Inc.

                          SECTION 7. EVENTS OF DEFAULT

                  If any of the following events shall occur and be continuing:

                  (a) The Borrower shall fail to pay any principal of any Loan when due in accordance with the terms thereof or hereof; or the Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder, within five days after any such interest or other amount becomes due in accordance with the terms thereof or hereof; or

                  (b) Any representation or warranty made or deemed made by International or Inc. herein or in any other Loan Document or which is contained in any certificate, document

                                CREDIT AGREEMENT
         or financial or other statement furnished by it at any time under or in connection with this Agreement shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

                  (c) The Borrower shall default in the observance or performance of any agreement contained in Section 6 or, after the Conversion Date, Sections 9.1 or 9.3; or

                  (d) International or Inc. shall default in the observance or performance of any other term, covenant or agreement contained in this Agreement (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrower by the Administrative Agent or the Required Lenders; or

                  (e) The Borrower or any of its Subsidiaries shall (i) default in any payment of principal of or interest of any Indebtedness (other than the Loans) or in the payment of any Guarantee, in either case in excess of $5,000,000 individually or $10,000,000 in the aggregate, beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness or Guarantee was created; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or such Guarantee to become payable; or

                  (f) (i) The Borrower or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 90 days; or (iii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause
         (i), (ii), or (iii) above; or (v) the

                                CREDIT AGREEMENT

         Borrower or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

                  (g) (i) Any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or (after the Conversion
         Date) the Guarantor or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or (after the Conversion Date) the Guarantor or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

                  (h) One or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving a liability (not paid or fully covered by insurance) of $5,000,000 or more in the case of any one such judgment or $10,000,000 or more in the aggregate for all such judgments and decrees, and all such judgments or decrees shall not have been vacated, discharged, satisfied, stayed or bonded pending appeal within 90 days from the entry thereof; or

                  (i) Any Person or "group" (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) (i) shall have acquired beneficial ownership of 20% or more of any outstanding class of Capital Stock having ordinary voting power in the election of directors of the Borrower or (ii) shall obtain the power (whether or not exercised) to elect a majority of the Borrower's directors; or, from and after the Conversion Date, Inc. shall cease to own, beneficially and of record, the sole Class B membership interest in International or shall cease to have power to elect a majority of International's directors;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) of this Section with respect to the Borrower or (after the Conversion Date) the Borrower or the Guarantor, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken:
(i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the

                                CREDIT AGREEMENT

Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

                       SECTION 8. THE ADMINISTRATIVE AGENT

                  8.1 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

                  8.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

                  8.3 Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its or such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by International or, from and after the Conversion Date, Inc., or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Borrower or any of its Subsidiaries to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower or any of its Subsidiaries.

                  8.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, or teletype message, statement, order or other

                                CREDIT AGREEMENT
document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower or the Guarantor), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

                  8.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

                  8.6 Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of International or Inc. or any of their Subsidiaries, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of International and Inc. and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of International or Inc. or any of their Subsidiaries. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning

                                CREDIT AGREEMENT
the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of International or Inc. or any of their Subsidiaries which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

                  8.7 Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Commitments, this Agreement, (including, without limitation, enforcement of the Administrative Agent's rights under this subsection) any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent's gross negligence or willful misconduct. The agreements in this subsection shall survive the payment of the Loans and all other amounts payable hereunder.

                  8.8 Administrative Agent in Its Individual Capacity. The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though the Administrative Agent were not the Administrative Agent hereunder and under the other Loan Documents. With respect to the Loans made by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms "Lender" and "Lenders" shall include the Administrative Agent in its individual capacity.

                  8.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days' notice to the Lenders, and the Administrative Agent may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent (provided that it shall have been approved by the Borrower (such approval not to be unreasonably withheld)), shall succeed to the rights, powers and duties of the Administrative Agent hereunder. Effective upon such appointment and approval, the term "Administrative Agent" shall mean such successor agent, and the former Administrative Agent's rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. After any retiring Administrative Agent's resignation or removal as Administrative Agent, the provisions of this
Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

                  8.10 Substitute Administrative Agent. If at any time Citibank or the Borrower reasonably determines that Citibank is prevented from carrying out its functions as

                                CREDIT AGREEMENT

Administrative Agent hereunder as contemplated hereby, Citibank or the Borrower, as the case may be, shall forthwith so notify the Borrower or Citibank, as the case may be, and the Backup Agent (and Citibank shall promptly so notify the Lenders), and the Backup Agent shall thereupon automatically assume and perform all of the functions of the Administrative Agent and shall be entitled to all of the rights and benefits of the Administrative Agent hereunder, until and only until such time as Citibank and the Borrower determine, and notify the Backup Agent (which shall promptly notify the Lenders) that Citibank is no longer prevented from carrying out its functions as Administrative Agent hereunder as contemplated hereby, whereupon Citibank shall automatically resume and perform all of the functions of the Administrative Agent hereunder. Each Lender agrees to the foregoing and authorizes the Backup Agent to assume and perform the functions of the Administrative Agent under the circumstances set forth above.

                        SECTION 9. CONVERSION PROVISIONS

                  Effective automatically upon, and only upon, the occurrence of the Conversion Date, each of International and Inc. agrees with the other parties, to induce them to enter into this Agreement and for other valuable consideration, receipt of which is hereby acknowledged, the following provisions shall apply:

                  9.1 Guarantee and Assumption of Obligations. (a) Inc. hereby assumes and agrees to pay and perform all of the obligations of the Borrower under this Agreement, and shall be deemed to be the Borrower for all purposes of this Agreement. The parties acknowledge and agree that until the Conversion Date, Inc. shall have no obligations under this Agreement (and expressly agree that this Agreement shall nevertheless be effective, valid, binding and enforceable against the parties from and including the date hereof).

                  (b) Guarantee. The Guarantor hereby guarantees to the Lenders and the Administrative Agent the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Loans and the Notes and all other amounts whatsoever now or hereafter payable or becoming payable by the Borrower under this Agreement and the Notes, in each case strictly in accordance with the terms hereof or thereof (collectively, the "Guaranteed Obligations"). The Guarantor hereby further agrees that if the Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantor will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal. This Section 9.1 is a continuing guaranty and is a guaranty of payment and is not merely a guaranty of collection and shall apply to all Guaranteed Obligations whenever arising.

                  (c) Acknowledgments, Waivers and Consents. The Guarantor agrees that the obligations of the Guarantor under clause (b) above shall, to the fullest extent permitted

                                CREDIT AGREEMENT
         by applicable law, be primary, absolute, irrevocable and unconditional under any and all circumstances and that the guaranty therein is made with respect to any Guaranteed Obligations now existing or in the future arising. Without limiting the foregoing, the Guarantor agrees that:

                           (i) The occurrence of any one or more of the
                  following shall not affect the enforceability or effectiveness of this Section 9.1 in accordance with its terms or affect, limit, reduce, discharge or terminate the liability of the Guarantor, or the rights, remedies, powers and privileges of the Administrative Agent or any Lender, under this Section 9.1:

                                    (A) any modification or amendment (including
                           without limitation by way of amendment, extension, renewal or waiver), or any acceleration or other change in the time for payment or performance of the terms of all or any part of the Guaranteed Obligations or any Loan Document, or any other agreement or instrument whatsoever relating thereto, or any modification of the Commitments;

                                    (B) any release, termination, waiver,
                           abandonment, lapse or expiration, subordination or enforcement of the liability of any other guarantee of all or any part of the Guaranteed Obligations;

                                    (C) any application of the proceeds of any
                           other guarantee (including without limitation the obligations of any other guarantor of all or any part of the Guaranteed Obligations) to all or any part of the Guaranteed Obligations in any such manner and to such extent as the Administrative Agent may determine;

                                    (D) any release of any other Person
                           (including without limitation any other guarantor with respect to all or any part of the Guaranteed Obligations) from any personal liability with respect to all or any part of the Guaranteed Obligations;

                                    (E) any settlement, compromise, release,
                           liquidation or enforcement, upon such terms and in such manner as the Administrative Agent may determine or as applicable law may dictate, of all or any part of the Guaranteed Obligations or any other guarantee of (including without limitation any letter of credit issued with respect to) all or any part of the Guaranteed Obligations;

                                    (F) the giving of any consent to the merger
                           or consolidation of, the sale of substantial assets by, or other restructuring or termination of the corporate existence of the Borrower or any other Person or any disposition of any shares of the Guarantor;

                                    (G) any proceeding against the Borrower or
                           any other guarantor of all or any part of the Guaranteed Obligations or any collateral provided by any other Person or the exercise of any rights, remedies, powers and privileges of the Administrative Agent and the Lenders under the Loan

                                CREDIT AGREEMENT

                           Documents or otherwise in such order and such manner as the Administrative Agent may determine, regardless of whether the Administrative Agent or the Lenders shall have proceeded against or exhausted any collateral, right, remedy, power or privilege before proceeding to call upon or otherwise enforce this
                           Section 9.1;

                                    (H) the entering into such other
                           transactions or business dealings with the Borrower, any Subsidiary or Affiliate of the Borrower or any other guarantor of all or any part of the Guaranteed Obligations as the Administrative Agent or any Lender may desire; or

                                    (I) all or any combination of any of the
                           actions set forth in this Section 9.1(c)(i).

                           (ii) The enforceability and effectiveness of this
                  Section 9.1 and the liability of the Guarantor, and the rights, remedies, powers and privileges of the Administrative Agent and the Lenders under this Section 9.1 shall not be affected, limited, reduced, discharged or terminated, and the Guarantor hereby expressly waives to the fullest extent permitted by law any defense now or in the future arising, by reason of:

                                    (A) the illegality, invalidity or
                           unenforceability of all or any part of the Guaranteed Obligations, any Loan Document or any other agreement or instrument whatsoever relating to all or any part of the Guaranteed Obligations;

                                    (B) any disability or other defense with
                           respect to all or any part of the Guaranteed
                           Obligations, including the effect of any statute of limitations that may bar the enforcement of all or any part of the Guaranteed Obligations or the obligations of any such other guarantor;

                                    (C) the illegality, invalidity or
                           unenforceability of any security for or other guarantee (including without limitation any letter of credit) of all or any part of the Guaranteed Obligations or the lack of perfection or continuing perfection or failure of the priority of any Lien on any collateral for all or any part of the Guaranteed Obligations;

                                    (D) the cessation, for any cause whatsoever,
                           of the liability of the Borrower or any other guarantor with respect to all or any part of the Guaranteed Obligations (other than, subject to Section 9.1(d), by reason of the full payment of all Guaranteed Obligations);

                                    (E) any failure of the Administrative Agent
                           or any Lender to marshal assets in favor of the Borrower or any other Person (including any other guarantor of all or any part of the Guaranteed Obligations), to exhaust any collateral for all or any part of the Guaranteed Obligations, to pursue or exhaust any right, remedy, power or privilege it may have against the Borrower or any other guarantor of all or any part of the Guaranteed Obligations or any other Person or to take any action

                                CREDIT AGREEMENT
                           whatsoever to mitigate or reduce such or any other Person's liability, the Administrative Agent and the Lenders being under no obligation to take any such action notwithstanding the fact that all or any part of the Guaranteed Obligations may be due and payable and that the Borrower may be in default of its obligations under any Loan Document;

                                    (F) any counterclaim, set-off or other claim
                           which the Borrower or any other guarantor of all or any part of the Guaranteed Obligations has or claims with respect to all or any part of the Guaranteed Obligations;

                                    (G) any failure of the Administrative Agent
                           or any Lender or any other Person to file or enforce a claim in any bankruptcy or other proceeding with respect to any Person;

                                    (H) any bankruptcy, insolvency,
                           reorganization, winding-up or adjustment of debts, or appointment of a custodian, liquidator or the like of it, or similar proceedings commenced by or against any Person, including any discharge of, or bar or stay against collecting, all or any part of the Guaranteed Obligations (or any interest on all or any part of the Guaranteed Obligations) in or as a result of any such proceeding;

                                    (I) any action taken by the Administrative
                           Agent or any Lender that is authorized by this
                           Section 9.1(c) or otherwise in this Section 9.1 or by any other provision of any Loan Document or any omission to take any such action; or

                                    (J) any other circumstance whatsoever that
                           might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

                           (iii) To the fullest extent permitted by law, the
                  Guarantor expressly waives, for the benefit of the Administrative Agent and the Lenders, all diligence, presentment, demand for payment or performance, notices of nonpayment or nonperformance, protest, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against the Borrower under this Agreement, any Note or any other Loan Document or other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations, and all notices of acceptance of this Section 9.1 or of the existence, creation, incurring or assumption of new or additional Guaranteed Obligations.

                  (d) Reinstatement. The obligations of the Guarantor under this
         Section 9.1 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower in respect of the Guaranteed Obligations is rescinded or must otherwise be restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

                                CREDIT AGREEMENT

                  (e) Subrogation. The Guarantor hereby agrees that, until the final payment in full of all Guaranteed Obligations and the expiration or termination of the Commitments under this Agreement, it shall not exercise any right or remedy arising by reason of any performance by it of its guarantee in Section 9.1(b), whether by subrogation, reimbursement, contribution or otherwise, against the Borrower or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

                  (f) Remedies. The Guarantor agrees that, as between the Guarantor and the Administrative Agent and the Lenders, the obligations of the Borrower under this Agreement, the Notes or any other Loan Documents may be declared to be forthwith due and payable as provided in Section 7 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 7) for purposes of Section 9.1(b), notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantor for purposes of said Section 9.1(b).

                  (g) Payments. All payments by the Guarantor under this Section
         9.1 shall be made in Dollars, without deduction, set-off or counterclaim at the place specified in Section 2.19 and free and clear of any and all present and future Non-Excluded Taxes.

                  (h) Use of Proceeds. The Borrower and the Guarantor acknowledge and agree that all of the proceeds of the Loans made on or after the Conversion Date will be remitted by the Borrower to the Guarantor and used by the Guarantor to ensure the integrity of the Guarantor's payment system in the event of settlement failure by one or more of its members, including failure by one or more of its members to meet merchant payment obligations.

                  9.2 Representations and Warranties. Inc. hereby represents and warrants to the Administrative Agent and each Lender as of the Conversion Date that:

                  (a) No Change. Since December 31, 2001 there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect.

                  (b) Corporate Existence; Compliance with Law. Each of Inc. and its Subsidiaries (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction (other than that of its incorporation) where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law, except in the case of clause
         (c) or (d) above, to the extent that the failure to qualify as a foreign corporation or to be in good standing or to comply with any Requirement of Law could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                                CREDIT AGREEMENT

                  (d) Corporate Power; Authorization; Enforceable Obligations. Inc. has the corporate power and authority, and the legal right, to make, deliver, and perform the Loan Documents to which it is a party and to borrow hereunder and has taken all necessary corporate action to authorize the borrowings on the terms and conditions of this Agreement and any Notes and to authorize the execution, delivery and performance of the Loan Documents to which it is a party. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of the Loan Documents to which it is a party. This Agreement has been, and each other Loan Document to which it is a party will be, duly executed and delivered on behalf of Inc. This Agreement constitutes, and each other Loan Document to which it is a party when executed and delivered will constitute, a legal, valid and binding obligation of Inc., enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

                  (e) No Legal Bar. The execution, delivery and performance of the Loan Documents to which Inc. is a party, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or Contractual Obligation of Inc. or of any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of its or their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.

                  (f) No Material Litigation. Except as listed on Schedule 3.6 or as disclosed to the Administrative Agent in writing prior to the Conversion Date, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Inc., threatened by or against Inc. or any of its Subsidiaries or against any of its or their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  (g) No Default. Neither Inc. nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

                  (h) Ownership of Property; Liens. Each of Inc. and its Subsidiaries has good record and marketable title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other material property, and none of such property is subject to any Lien except as permitted by subsection 6.2 or as disclosed to the Administrative Agent in writing prior to the Conversion Date.

                  (i) Intellectual Property. Inc. and each of its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, technology, know-how and processes necessary for the conduct of its business as currently conducted except for those the

                                CREDIT AGREEMENT
         failure to own or license which could not reasonably be expected to have a Material Adverse Effect (the "Intellectual Property"). No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does Inc. know of any valid basis for any such claim. The use of such Intellectual Property by Inc. and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

                  (j) No Burdensome Restrictions. No Requirement of Law or Contractual Obligation of Inc. or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

                  (k) Taxes. Except as disclosed in Form S-4, each of Inc. and its Subsidiaries has filed or caused to be filed all tax returns which, to the knowledge of Inc., are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Inc. or its Subsidiaries, as the case may be); no tax Lien has been filed, and, to the knowledge of Inc., no claim is being asserted, with respect to any such tax, fee or other charge.

                  (l) Federal Regulations. Neither Inc. nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose (whether immediate, incidental or ultimate) of buying or carrying Margin Stock. No part of the proceeds of any Loans will be used directly or indirectly for the purpose (whether immediate, incidental or ultimate) of buying or carrying Margin Stock or for any purpose that violates the provisions of the regulations of the Board. If requested by any Lender or the Administrative Agent, will furnish to each Lender and the Administrative Agent a statement in conformity with the requirements of Federal Reserve Form FR U-1 or FR G-3, as appropriate, referred to in Regulation U, as to demonstrate the compliance of any borrowing hereunder with Regulation U.

                  (m) ERISA. Neither a Reportable Event nor an "accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Single Employer Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred (other than via a "standard termination" as defined in Section 4041(b) of ERISA), and no Lien in favor of the PBGC or a Single Employer Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by more than $10,000,000. Neither Inc. nor any Commonly Controlled Entity has had a complete or partial withdrawal from any

                                CREDIT AGREEMENT

         Multiemployer Plan, and neither Inc. nor any Commonly Controlled Entity would become subject to any liability under ERISA if Inc. or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. To the best knowledge of Inc., no such Multiemployer Plan is in Reorganization or Insolvent. The present value (determined using actuarial and other assumptions which are reasonable in respect of the benefits provided and the employees participating) of the liability of Inc. and each Commonly Controlled Entity for post retirement benefits to be provided to their current and former employees under Plans which are welfare benefit plans (as defined in Section 3(l) of ERISA) does not, in the aggregate, exceed the assets under all such Plans allocable to such benefits by an amount in excess of $20,000,000.

                  (n) Investment Company Act; Other Regulations. Inc. is not an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended. Inc. is not subject to regulation under any Federal or State statute or regulation (other than Regulation X of the Board) which limits its ability to incur Indebtedness.

                  (o) Subsidiaries. Schedule 9.2(o) lists each Subsidiary of Inc. (and the direct and indirect ownership interest of Inc. therein), in each case existing on the Conversion Date. Inc. will at all times own directly or indirectly the percentage of the outstanding capital stock, if any, of said Subsidiaries indicated on Schedule 9.2(o) as owned by Inc. as of the Conversion Date except to the extent the disposition thereof would not violate subsection 6.4.

                  (p) Environmental Matters. (i) To the best knowledge of Inc., the facilities and properties owned, leased or operated by Inc. or any of its Subsidiaries (the "Properties") do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations which (i) constitute or constituted a violation of, or (ii) could reasonably be expected to give rise to liability under, any Environmental Law.

                           (ii) The Properties and all operations at the
                  Properties are in compliance in all material respects with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the business operated by Inc. or any of its Subsidiaries (the "Business") which could materially interfere with the continued operation of the Properties or materially impair the fair saleable value thereof.

                           (iii) Neither Inc. nor any of its Subsidiaries has
                  received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Business, nor does Inc. have knowledge or reason to believe that any such notice will be received or is being threatened.

                           (iv) No judicial proceeding or governmental or
                  administrative action is pending or, to the knowledge of Inc., threatened, under any Environmental Law to

                                CREDIT AGREEMENT
                  which Inc. or any Subsidiary is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business.

                  9.3 Additional Covenant. Inc. hereby agrees that, from and after the Conversion Date, so long as the Commitments remain in effect or any amount is owing to any Lender or the Administrative Agent hereunder or under any other Loan Document, Inc. shall not permit any of its Domestic Subsidiaries to enter into, create or assume or suffer to exist any indenture, agreement or other contractual arrangement that prohibits any such Subsidiary from declaring or paying dividends or other distributions on any class of stock or membership interest of such Subsidiary other than restrictions existing on the date of this Agreement contained in agreements or arrangements listed on Schedule 9.3 or otherwise disclosed to the Lenders prior to such date (including restrictions in any amendment or replacement of any such agreements or arrangements), and restrictions in future agreements or arrangements substantially similar to such restrictions, it being agreed that customary financial covenants and other agreements affecting maintenance or retention of assets or capital by a Subsidiary shall not be deemed to be restrictions limited by this Section 9.3.

                            SECTION 10. MISCELLANEOUS

                  10.1 Amendments and Waivers. Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this subsection. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the Borrower written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) reduce the amount or extend the scheduled date of maturity of any Loan (provided, that for the purposes of this clause (i) the making of the Term Loans shall not be considered an extension of the scheduled date of maturity), or reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender's Commitment, in each case without the consent of each Lender affected thereby, or (ii) amend, modify or waive any provision of this subsection or subsection 10.6(a) or reduce the percentage specified in the definition of Required Lenders, or consent to the assignment or transfer by International or (from and after the Conversion
Date) Inc. of any of its rights and obligations under this Agreement and the other Loan Documents, in each case without the written consent of all the Lenders, or (iii) release the obligations of International under Section 9.1 without the written consent of all the Lenders, or (iv) amend, modify or waive any provision of Section 8 without the written consent of the then Administrative Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower, the

                                CREDIT AGREEMENT

Guarantor, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Borrower, the Guarantor, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

                  10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) in the case of delivery by hand, when delivered, (b) in the case of delivery by mail, three Business Days after being deposited in the mails, certified or registered postage prepaid, or (c) in the case of delivery by facsimile transmission, when sent and receipt has been confirmed, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an Administrative Questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

      International:         MasterCard International Incorporated
                             2000 Purchase Street
                             Purchase, New York 10577-2509
                             Attention: Denise K. Fletcher, EVP and CFO
                             Fax: 914-249-6230
                             Telephone: 914-249-6220

      Inc.:                  MasterCard Incorporated
                             2000 Purchase Street
                             Purchase, New York 10577-2509
                             Attention: Denise K. Fletcher, EVP and CFO
                             Fax: 914-249-6230
                             Telephone: 914-249-6220



      The Administrative
      Agent or the
      Swing Line Lender:     Citibank, N.A.
                             2 Penns Way, Suite 200
                             New Castle, Delaware 19720
                             Attention:  Robert Partee
                             Fax:  302-894-6120
                             Telephone:  302-894-6017

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to subsection 2.2, 2.4, 2.6, 2.8, 2.9, 2.11, 2.19 or
2.20 shall not be effective until received.

                  10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or

                                CREDIT AGREEMENT
privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

                  10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

                  10.5 Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all reasonable fees, charges and disbursements of counsel incurred in connection with this Agreement and the other Loan Documents or the amendment, modification or waiver thereof and all reasonable and documented out-of-pocket expenses of the Administrative Agent incurred in connection with any amendment, modification or waiver with respect to this Agreement and the other Loan Documents, (b) to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement (including, without limitation, this subsection), the other Loan Documents and any such other documents, including, without limitation, the reasonable fees and disbursements of counsel (including, without limitation, the non-duplicative documented allocated cost of in-house counsel) to each Lender and of counsel to the Administrative Agent, (c) to pay, indemnify, and hold harmless each Lender, the Administrative Agent, their respective affiliates and their respective officers, directors, employees, agents and advisors (each, an "Indemnitee") from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold harmless each Indemnitee from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, reasonable legal fees) with respect to the execution, delivery, enforcement, performance and administration of this Agreement (including, without limitation, this subsection), the other Loan Documents and any such other documents, including, without limitation, any investigative, administrative or judicial proceeding relating to the foregoing or any of the foregoing relating to any actual or proposed use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of International or Inc., any of their Subsidiaries or any of the Properties or arising out of the Commitments (all the foregoing in this clause (d), collectively, the "indemnified liabilities"), provided that the Borrower shall have no obligation hereunder to any Indemnitee with respect to indemnified liabilities arising from the gross negligence or willful misconduct of such Indemnitee. The Borrower waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages. The agreements in this subsection shall survive repayment of the Loans and all other amounts payable hereunder.

                                CREDIT AGREEMENT

         10.6 Successors and Assigns; Participations and Assignments. (a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that neither International nor Inc. may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

         (b) Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to such Lender, any Commitment or Swing Line Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents. No Lender shall be entitled to create in favor of any Participant, in the participation agreement pursuant to which such Participants participating interest shall be created or otherwise, any right to vote on, consent to or approve any matter relating to this Agreement or any other Loan Document except for those specified in clauses (i), (ii) and (iii) of the proviso to subsection 10.1. The Borrower agrees that if amounts outstanding under this Agreement are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in subsection 10.7(a) as fully as if it were a Lender hereunder. The Borrower also agrees that each Participant shall be entitled to the benefits of subsections 2.19, 2.20, 2.22 and 2.23 with respect to its participation in the Commitments, Swing Line Commitments and the Loans outstanding from time to time as if it was a Lender; provided that, in the case of subsection 2.23, such Participant shall have complied with the requirements of said subsection and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such subsection than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

         (c) Subject to the provisions of subsection 10.6(d) relating to the assignment of CAF Advances, any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time and from time to time assign to one or more banks or other financial institutions (an "Assignee") all or any part of its rights and obligations under this Agreement and the other Loan Documents; provided, however, that

                  (i) except in the case of an assignment (A) to a Lender or subject to giving prior written notice thereof to the Borrower and the Administrative Agent, an Affiliate of a Lender which is a bank or financial institution or (B) of CAF Advances, each of the Administrative Agent and (except when a Default or Event of Default shall have occurred


                                CREDIT AGREEMENT
         and be continuing) the Borrower must give its consent to such assignment (which in each case shall not be unreasonably withheld or delayed);

                  (ii) the Swing Line Lender may not transfer any portion of the Swing Line Commitment without the consent of the Borrower (such consent not to be unreasonably withheld or delayed);

                  (iii) in the case of any assignment to an additional bank or financial institution that is not a Lender or an Affiliate thereof, the sum of the aggregate principal amount of the Loans and the aggregate amount of the Commitments and Swing Line Commitments being assigned and, if such assignment is of less than all of the rights and obligations of the assigning Lender, the sum of the aggregate principal amount of the Loans and the aggregate amount of the Commitments and Swing Line Commitments remaining with the assigning Lender are each not less than $5,000,000 (or such lesser amount as may be agreed to by the Borrower and the Administrative Agent); and

                  (iv) such assignment shall be evidenced by an Assignment and Acceptance, substantially in the form of Exhibit H, executed by such Assignee, such assigning Lender (and, in the case of an Assignee that is not then a Lender or an Affiliate thereof, by the Borrower and the Administrative Agent) and delivered to the Administrative Agent for its acceptance and recording in the Register.

Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Commitment or Swing Line Commitment as set forth therein, and (y) the assigning Lender thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement such assigning Lender shall cease to be a party hereto). Notwithstanding any provision of this paragraph (c) and paragraph (f) of this subsection, the consent of the Borrower shall not be required, and, unless requested by the Assignee and/or the assigning Lender, new Notes shall not be required to be executed and delivered by the Borrower, for any assignment which occurs at any time when any of the events described in Section 7(f) shall have occurred and be continuing.

         (d) Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time and from time to time assign to one or more banks or other entities ("CAF Advance Assignees") any CAF Advance owing to such Lender, pursuant to a CAF Advance Assignment, substantially in the form of Exhibit D-4 attached hereto, executed by the assignor Lender and the CAF Advance Assignee. Upon such execution, from and after the date of such CAF Advance Assignment, the CAF Advance Assignee shall, to the extent of the assignment provided for in such CAF Advance Assignment, be deemed to have the same rights and benefits of payment and enforcement with respect to such CAF Advance and the same rights of set-off and obligation to share pursuant to subsection 10.7 as it would have had if it were a Lender hereunder; provided that unless such CAF Advance Assignment shall otherwise specify and a copy of such CAF Advance Assignment shall have been delivered to the Administrative Agent for its acceptance and recording in the Register in accordance with


                                CREDIT AGREEMENT
subsection 10.6(e), the assignor thereunder shall act as collection agent for the CAF Advance Assignee thereunder, and the Administrative Agent shall pay all amounts received from the Borrower which are allocable to the assigned CAF Advance directly to such assignor without any further liability to such CAF Advance Assignee. A CAF Advance Assignee under a CAF Advance Assignment shall not, by virtue of such CAF Advance Assignment, become a party to this Agreement or have any rights to consent to or refrain from consenting to any amendment, waiver or other modification of any provision of this Agreement or any related document; provided that (x) the assignor under such CAF Advance Assignment and such CAF Advance Assignee may, in their discretion, agree between themselves upon the manner in which such assignor will exercise its rights under this Agreement and any related document except no Lender shall sell any CAF Advance pursuant to which the CAF Advance Assignee shall have rights to approve any amendment or waiver to this Agreement except to the extent such amendment or waiver would (i) reduce the principal amount of any CAF Advance which has been assigned to such CAF Advance Assignee, (ii) reduce the rate of interest on any such CAF Advance or any fees payable in connection with such CAF Advance or
(iii) extend the time of payment of principal or, or interest on, any such CAF Advance or any other amount owing under this Agreement and in connection with such CAF Advance, and (y) if a copy of such CAF Advance Assignment shall have been delivered to the Administrative Agent for its acceptance and recording in the Register in accordance with subsection 10.6(e), neither the principal amount of, the interest rate on, nor the maturity date of, any CAF Advance assigned to such CAF Advance Assignee thereunder will be modified without the written consent of such CAF Advance Assignee. If a CAF Advance Assignee has caused a CAF Advance Assignment to be recorded in the Register in accordance with subsection 10.6(e), such CAF Advance Assignee may thereafter, in the ordinary course of its business and in accordance with applicable law, assign the CAF Advance assigned to it to any Lender, to any affiliate or subsidiary of such CAF Advance Assignee or to any other financial institution with the consent of the Borrower (which shall not be unreasonably withheld), and the foregoing provisions of this paragraph (c) shall apply, mutatis mutandis, to any such assignment by a CAF Advance Assignee. Except in accordance with the preceding sentence, CAF Advances may not be further assigned by a CAF Advance Assignee, subject to any legal or regulatory requirement that the CAF Advance Assignee's assets must remain under its control.

         (e) The Administrative Agent, on behalf of the Borrower, shall maintain at the address of the Administrative Agent referred to in subsection 10.2 a copy of each Assignment and Acceptance delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders may (and, in the case of any Loan or other obligation hereunder not evidenced by a Note, shall) treat each Person whose name is recorded in the Register as the owner of a Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement and the other Loan Documents, notwithstanding any notice to the contrary. Any assignment of any Loan or other obligation hereunder not evidenced by a Note shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.


                                CREDIT AGREEMENT

         (f) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Assignee (and, in the case of an Assignee that is not then a Lender or an affiliate thereof, by the Borrower and the Administrative Agent) together with payment to the Administrative Agent of a registration and processing fee of $3,000 and (if the Assignee is not a Lender) delivery to the Administrative Agent of such Assignee's Administrative Questionnaire, the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Borrower.

         (g) The Borrower authorizes each Lender to disclose to any Participant or Assignee (each, a "Transferee") and any prospective Transferee any and all financial information in such Lender's possession concerning the Borrower and its Subsidiaries and Affiliates which has been delivered to such Lender by or on behalf of the Borrower or any of its Subsidiaries pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrower or any of its Subsidiaries in connection with such Lender's credit evaluation of the Borrower and its Subsidiaries and Affiliates prior to becoming a party to this Agreement.

         (h) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this subsection concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.

         10.7 Adjustments; Set-off. (a) If any Lender (a "benefitted Lender") shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender's Loans, or interest thereon, such benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender's Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

         (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to International or Inc., any such notice being expressly waived by each of them to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of International or, from and after the Conversion Date, Inc., provided that no such set-off and application may be made against deposits in the accounts listed on Schedule 10.7(b) attached hereto. Each Lender agrees


                                CREDIT AGREEMENT
promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

         10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with International and the Administrative Agent.

         10.9 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         10.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of International, Inc., the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

         10.11 Termination of Commitments and Swing Line Commitments. The Commitments and Swing Line Commitments shall terminate if the conditions to closing set forth in subsection 4.1 shall not be satisfied on or before June 30, 2002.

         10.12 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

         10.13 Submission To Jurisdiction; Waivers. Each of International and, from and after the Conversion Date, Inc. hereby irrevocably and unconditionally:

                  (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgement in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

                  (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

                  (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in subsection 10.2 or at such


                                CREDIT AGREEMENT
         other address of which the Administrative Agent shall have been notified pursuant thereto;

                  (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

                  (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any special, exemplary, punitive or consequential damages.

         10.14 Acknowledgements. Each of International and Inc. hereby acknowledges that:

                  (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

                  (b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to it arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and International and Inc., on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

                  (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among International, Inc. and the Lenders.

         10.15 WAIVERS OF JURY TRIAL. EACH OF INTERNATIONAL, INC., THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.


                                CREDIT AGREEMENT

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                                     MASTERCARD INTERNATIONAL INCORPORATED



                                     By: /s/ Richard Thevenet
                                         ---------------------------------------
                                          Name:  Richard Thevenet
                                          Title: Senior Vice President and
                                                 Treasurer

                                     MASTERCARD INCORPORATED

                                     By: /s/ Denise K. Fletcher
                                         ---------------------------------------
                                          Name:  Denise K. Fletcher
                                          Title: Executive Vice President, Chief
                                                 Financial
                                                 Officer and Treasurer

                                     CITIBANK, N.A.
                                     as Administrative Agent and as Lender

                                     By: /s/ Christine M. Alcruz
                                         ---------------------------------------
                                          Name:  Christine M. Alcruz
                                          Title: Vice President

                                     JPMORGAN CHASE BANK,
                                     as Backup Agent and as Lender

                                     By: /s/ Roger A. Parker
                                         ---------------------------------------
                                          Name:  Roger A. Parker
                                          Title: Vice President


                                CREDIT AGREEMENT

                                     LENDERS

                                     FLEET NATIONAL BANK

                                     By: /s/ Todd Mesick
                                         ---------------------------------------
                                          Name:  Todd Mesick
                                          Title: Vice President


                                CREDIT AGREEMENT

                                     HSBC BANK USA

                                     By: /s/ Jeremy Bollington
                                         ---------------------------------------
                                           Name:  Jeremy Bollington
                                           Title: Senior Vice President


                                CREDIT AGREEMENT

                                     ROYAL BANK OF SCOTLAND PLC, New York Branch


                                     By: /s/ Clark McGinn
                                         ---------------------------------------
                                           Name:  Clark McGinn
                                           Title: Senior Vice President


                                CREDIT AGREEMENT

                                     COMMONWEALTH BANK OF AUSTRALIA --
                                     GRAND CAYMAN BRANCH



                                     By: /s/ K. Murray Regan
                                         ---------------------------------------
                                           Name:   K. Murray Regan
                                           Title:  First Vice President


                                CREDIT AGREEMENT

                                     BANK OF MONTREAL

                                     By: /s/ Amy K. Dumser
                                         ---------------------------------------
                                           Name:  Amy K. Dumser
                                           Title: Director


                                CREDIT AGREEMENT

                                     BAYERISCHE HYPO - UND VEREINSBANK AG,
                                     NEW YORK BRANCH



                                     By: /s/ David A. Lefkovits
                                         ---------------------------------------
                                           Name:    David A. Lefkovits
                                           Title:   Managing Director

                                     By: /s/ Sessa von Richthofen
                                         ---------------------------------------
                                          Name:    Sessa von Richthofen
                                          Title:   Associate


                                CREDIT AGREEMENT

                                     BANK ONE, NA

                                     By: /s/ Eric P. Radzak
                                         ---------------------------------------
                                          Name:    Eric P. Radzak
                                          Title:   Commercial Banking Officer


                                CREDIT AGREEMENT

                                     PNC BANK, NATIONAL ASSOCIATION

                                     By: /s/ Donald V. Davis
                                         ---------------------------------------
                                          Name:    Donald V. Davis
                                          Title:   Vice President


                                CREDIT AGREEMENT

                                     WESTPAC BANKING CORPORATION

                                     By: /s/ Lisa Porter
                                         ---------------------------------------
                                         Name:     Lisa Porter
                                         Title:    Vice President


                                CREDIT AGREEMENT

                                     MELLON BANK

                                     By: /s/ David B. Wirl
                                         ---------------------------------------
                                         Name:  David B. Wirl
                                         Title: Vice President


                                CREDIT AGREEMENT

                                     WELLS FARGO BANK

                                     By: /s/ Roy H. Roberts
                                         ---------------------------------------
                                         Name:     Roy H. Roberts
                                         Title:    Vice President







                                CREDIT AGREEMENT